Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HAMPTON ROADS BANKSHARES, INC.

AND

GATEWAY FINANCIAL HOLDINGS, INC.

September 23, 2008

i

AGREEMENT AND PLAN OF MERGER

DISCLOSURE SCHEDULES

Disclosure Schedule 3.1(a)(iii)	- GFH Subsidiaries
Disclosure Schedule 3.1(a)(iv)	- GFH Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(b)(iii)	- Gateway Bank Other Direct or Indirect Ownership Interests
Disclosure Schedule 3.1(c)(iii)	- GFH Subsidiaries Direct or Indirect Ownership Interests
Disclosure Schedule 3.2	- Capitalization
Disclosure Schedule 3.4	- Loan Portfolio Reserves
Disclosure Schedule 3.4.1	- GFH Residential Mortgage Loans Sold
Disclosure Schedule 3.5	- Certain Loans and Related Matters
Disclosure Schedule 3.6(b)	- Authority; No Violation
Disclosure Schedule 3.7	- Consents and Approvals
Disclosure Schedule 3.8	- GFH Broker’s Fees
Disclosure Schedule 3.10	- Legal Proceedings; Etc.
Disclosure Schedule 3.11	- Taxes and Tax Returns
Disclosure Schedule 3.12	- Employee Benefit Plans
Disclosure Schedule 3.12(a)	- Employee Benefit Plans
Disclosure Schedule 3.12(g)	- Employee Benefit Plans
Disclosure Schedule 3.12(k)	- Employee Benefit Plans
Disclosure Schedule 3.12(l)	- Employee Benefit Plans
Disclosure Schedule 3.12(m)	- Employee Benefit Plans
Disclosure Schedule 3.13(a)	- Employee Benefit Plans
Disclosure Schedule 3.13(b)	- Employee Benefit Plans
Disclosure Schedule 3.14(a)	- Real Estate
Disclosure Schedule 3.14(b)	- Real Estate
Disclosure Schedule 3.15	- Environmental Matters
Disclosure Schedule 3.16	- Commitments and Contracts
Disclosure Schedule 3.16(b)	- Violations of Commitments and Contracts
Disclosure Schedule 3.19	- Insurance
Disclosure Schedule 3.20(b)	- GFH Employees
Disclosure Schedule 3.20(d)	- Labor
Disclosure Schedule 3.21	- Compliance with Laws
Disclosure Schedule 3.22	- Transactions with Management
Disclosure Schedule 3.23	- Derivative Contracts
Disclosure Schedule 3.24	- Broker Deposits
Disclosure Schedule 3.28(a)	- GFH Intangibles
Disclosure Schedule 3.28(b)	- Third-Party Intellectual Property - Licenses
Disclosure Schedule 3.28(c)	- Third-Party Intellectual Property
Disclosure Schedule 3.30	- Communications with Shareholders
Disclosure Schedule 5.1(b)(iv)	- Conduct of the Business of GFH
Disclosure Schedule 5.1(b)(vi)	- Payments to Officers, Employees or Directors
Disclosure Schedule 5.6	- Notice of Deadlines

v

HRB SCHEDULES

HRB Schedule 4.1(a)(iii)	- HRB Subsidiaries
HRB Schedule 4.1(a)(iv)	- HRB Other Direct or Indirect Ownership Interests
HRB Schedule 4.1(b)(iii)	- Bank of Hampton Roads Other Direct or Indirect Ownership Interests

HRB Schedule 4.1(c)(iii)	- Shore Bank Other Direct or Indirect Ownership Interests
HRB Schedule 4.1(d)(iii)	- HRB Subsidiaries Direct or Indirect Ownership Interests
HRB Schedule 4.2	- Capitalization
HRB Schedule 4.4	- Loan Portfolio Reserves
HRB Schedule 4.4.1	- HRB Residential Mortgage Loans Sold
HRB Schedule 4.5	- Certain Loans and Related Matters
HRB Schedule 4.6(b)	- Authority; No Violation
HRB Schedule 4.7	- Consents and Approvals
HRB Schedule 4.8	- HRB Broker’s Fees
HRB Schedule 4.10	- Legal Proceedings; Etc.
HRB Schedule 4.11	- Taxes and Tax Returns
HRB Schedule 4.12	- Employee Benefit Plans
HRB Schedule 4.12(a)	- Employee Benefit Plans
HRB Schedule 4.12(g)	- Employee Benefit Plans
HRB Schedule 4.12(k)	- Employee Benefit Plans
HRB Schedule 4.12(l)	- Employee Benefit Plans
HRB Schedule 4.12(m)	- Employee Benefit Plans
HRB Schedule 4.13(a)	- Employee Benefit Plans
HRB Schedule 4.13(b)	- Employee Benefit Plans
HRB Schedule 4.14(a)	- Real Estate
HRB Schedule 4.14(b)	- Real Estate
HRB Schedule 4.15	- Environmental Matters
HRB Schedule 4.16	- Commitments and Contracts
HRB Schedule 4.16(b)	- Violations of Commitments and Contracts
HRB Schedule 4.19	- Insurance
HRB Schedule 4.20(b)	- HRB Employees
HRB Schedule 4.20(d)	- Labor
HRB Schedule 4.21	- Compliance with Laws
HRB Schedule 4.22	- Transactions with Management
HRB Schedule 4.23	- Derivative Contracts
HRB Schedule 4.24	- Broker Deposits
HRB Schedule 4.28(a)	- HRB Intangibles
HRB Schedule 4.28(b)	- HRB Third-Party Intellectual Property - Licenses
HRB Schedule 4.28(c)	- HRB Third-Party Intellectual Property
HRB Schedule 4.30	- Communications with Shareholders
HRB Schedule 5.17	- Conduct of the Business of HRB

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HAMPTON ROADS BANKSHARES, INC.

AND

GATEWAY FINANCIAL HOLDINGS, INC.

This AGREEMENT AND PLAN OF MERGER, dated as of the 23rd day of September, 2008 (this “Agreement”), by and between HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), and GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”).

WITNESSETH THAT:

WHEREAS, the respective Boards of Directors of HRB and GFH deem it in the best interests of HRB and of GFH, respectively, and of their respective shareholders, that HRB and GFH merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”); and

WHEREAS, the Boards of Directors of HRB and GFH have approved this Agreement and the Boards of Directors of HRB and GFH have directed that this Agreement be submitted to the HRB and GFH shareholders, respectively, for approval and adoption in accordance with the laws of the Commonwealth of Virginia and the State of North Carolina.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that GFH will be merged with and into HRB and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of GFH, no par value, into shares of common stock of HRB, par value of $0.625 per share, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1	Consummation of Merger; Closing Date.

(a)          Subject to the provisions hereof, GFH shall be merged with and into HRB (which shall hereinafter be referred to as the “Merger”) pursuant to the laws of the Commonwealth of Virginia and the State of North Carolina, and HRB shall be the surviving corporation (sometimes hereinafter referred to as “S urviving Corporation” when reference is made to it after the Effective Time of the Merger). Subject to the provisions hereof, HRB and GFH shall file with the North Carolina Secretary of State Articles of Merger in substantially the form of Exhibit 1.1(a)-1 attached hereto and with the Virginia State Corporation Commission Articles of Merger in substantially the form of Exhibit 1.1(a)-2 attached hereto containing this Agreement and Plan of Merger (the “Plan of Merger”) as an attachment in accordance with all applicable legal requirements. The Merger shall become effective on the date and at the time the parties specify in the Articles of Merger filed in North Carolina and the Articles of Merger filed in Virginia pursuant to the preceding sentence (such time is hereinafter referred to as the “Effective Time of the Merger” or the “Effective Time”). Unless otherwise agreed upon by HRB and GFH, the Effective Time of the Merger shall be specified as the fifteenth (15th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under the Merger Agreement, (ii) the date on which the shareholders of HRB approve the transactions contemplated by this Agreement or (iii) the date on which the shareholders of GFH approve the transactions contemplated by this Agreement.

(b)          The closing of the Merger (the “Closing”) shall take place at the Norfolk offices of Williams Mullen on a date and time as the parties may agree (the “Closing Date”). At the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and inst ruments required to be so delivered pursuant to this Agreement.

Section 1.2       Effect of Merger. At the Effective Time of the Merger, GFH shall be merged with and into HRB and the separate existence of GFH shall cease. The Articles of Incorporation and Bylaws of HRB, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger as c ontemplated herein, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Merger shall have the effects set forth in Section 13.1-721.A of the Code of Virginia, as amended and Section 55-11-06 of the North Carolina Business Corporation Act, as amended.

Section 1.3        Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of GFH last in office shall execute and deliver or cause to be executed and delivered in the name of GFH such deeds and other instruments a nd take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of GFH.

Section 1.4        Directors. At or prior to the Effective Time, HRB shall cause the number HRB directors to be increased by seven. From and after the Effective Time of the Merger, the directors of the Surviving Corporation shall be those thirteen (13) persons serving as directors of HRB immediately prio r to the Effective Time of the Merger, together with D. Ben Berry and six (6) additional directors of GFH to be designated by the by the Board of Directors of GFH (with such seven directors referred to herein as the “GFH Directors”).

Section 1.5	Delivery and Acceptance of Schedules.

(a)         On or before the date that is thirty (30) days after the date of this Agreement, GFH shall have delivered to HRB schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 3 or the covenants and agreements in Section 5.1(b(iv), Section 5.1(b)(vi) or Section 5.6. Upon HRB’s acceptance of such Disclosure Schedules by delivery of a written acceptance signed by an authorized officer of HRB, such Disclosure Schedules shall be attached to this Ag reement and shall qualify the representations, warranties, covenants and agreements to which they refer. HRB may reject the Disclosure Schedules if in the business judgment of HRB’s Board of Directors it would not have voted to cause HRB to enter into this Agreement had it been aware of the disclosures in the Disclosure Schedules.

(b)          On or before the date that is thirty (30) days after the date of this Agreement, HRB shall have delivered to GFH schedules (the “HRB Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 4 or the covenants and agreements in Section 5.17. GFH shall accept such HRB Schedules unless an item of disclosure would individually or in the aggregate represent a Material Adverse Effect with respect to HRB or materially or adversely affect the Merger or the other transactions contemplated in this Agreement. Unless within five (5) business days of their delivery, GFH rejects the HRB Schedules pursuant to the preceding sentence by delivering written notice signed by an authorized officer of GFH describing in detail the item of disclosure and the Material Adverse Effect it has on HRB, such HRB Schedules shall be attached to this Agreement and shall qualify the representations, warranties, covenants and agreements to which they refer.

Section 1.6        Creation of HRB Preferred Shares. At or before the Effective Time, HRB covenants and agrees to amend its articles of incorporation and take other necessary steps to authorize (i) a series of preferred stock of HRB that will have substantially identical rights to the Series A GFH Preferr ed Shares (the “Series A HRB Preferred Shares”), and (ii) a series of preferred stock of HRB that will have substantially identical rights to the Additional GFH Preferred Shares (the “Series B HRB Preferred Shares”).

ARTICLE 2

BASIS AND MANNER OF CONVERSION; MANNER OF EXCHANGE

Section 2.1	Conversion of GFH Shares and GFH Preferred Shares.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of a holder of GFH Shares:

(i)           Each HRB Share that is issued and outstanding at the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(ii)          Subject to Sections 2.2 and 2.4, each GFH Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, 0.6700 (the “Exchange Ratio”) HRB Shares.

(b)         Subject to Sections 2.2 at the Effective Time, by virtue of the Merger and without any action on the part of a holder of GFH Preferred Shares:

(i)           Each Series A GFH Preferred Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one (the “Series A Preferred Exchange Ratio”) Series A HRB Preferred Share; and

(ii)          Each Additional GFH Preferred Share issued and outstanding immediately before the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one (the “Series B Preferred Exchange Ratio”) Series B HRB Preferred Share.

Section 2.2	Exchange Procedures.

(a)          Upon the Effective Time, each holder of an outstanding certificate representing shares of GFH Shares prior to the Effective Date (a “GFH Certificate”) who has surrendered such GFH Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or cert ificates representing the number of whole HRB Shares which the aggregate number of shares of GFH Shares previously represented by such GFH Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of GFH Shares have been converted into HRB Shares, any other distribution on HRB Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such GFH Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each GFH Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of HRB Shares into which such GFH Shares s hall have been converted. No dividends that have been declared by HRB will be remitted to any person entitled to receive HRB Shares hereunder until such person surrenders the GFH Certificate(s) representing GFH Shares, at which time such dividends shall be remitted to such person, without interest.

(b)          Upon the Effective Time, each holder of an outstanding certificate representing shares of GFH Preferred Shares prior to the Effective Date (a “GFH Preferred Certificate”) who has surrendered such GFH Preferred Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be ent itled to a certificate or certificates representing the number of whole HRB Preferred Shares which the aggregate number of shares of GFH Preferred Shares previously represented by such GFH Preferred Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of GFH Preferred Shares have been converted into HRB Preferred Shares, any other distribution on HRB Preferred Shares issuable in the Merger with a record date after the Effective Date, in each case without interest. The Exchange Agent shall accept such GFH Preferred Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Upon the Effective Time, each GFH Preferred Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of HRB Preferred Shares into which such GFH Preferred Shares shall have been converted. No dividends that have been declared by HRB will be remitted to any person entitled to receive HRB Preferred Shares hereunder until such person surrenders the GFH Preferred Certificate(s) representing GFH Preferred Shares, at which time such dividends shall be remitted to such person, without interest.

(c)          The Exchange Agent and HRB shall not (i) be obligated to deliver a certificate or certificates representing HRB Shares to which a holder of GFH Shares would otherwise be entitled as a result of the Merger, or (ii) be obligated to deliver a certificate or certificates representing HRB Preferred Shares to which a holder of GFH Preferred Shares would otherwise be entitled as a result of the Merger, until such holder surrenders the GFH Certificate(s) representing the GFH Shares or the GFH Preferred Certificate(s) representing GFH Preferred Shares, as applicable, for exchange as provided in this Section 2.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by HRB.

(d)          Notwithstanding anything in this Agreement to the contrary, GFH Certificates or GFH Preferred Certificates surrendered for exchange by an GFH affiliate shall not be exchanged for certificates representing HRB Shares or HRB Preferred Shares, as applicable, to which such GFH affiliate may be entitled pursuant to t he terms of this Agreement until HRB has received a written agreement from such person as specified in Section 5.7.

Section 2.3        No Fractional Securities. No certificates or scrip representing fractional HRB Shares shall be issued upon the surrender for exchange of GFH Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of HRB Shares. A holder of shares of GFH Shares converted in the Merger who would otherwise have been entitled to a fractional HRB Share shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the product obtained by multiplying the HRB Average Price by the Exchange Ratio.

Section 2.4       Certain Adjustments. If, after the date hereof and on or prior to the Effective Time, the outstanding shares of HRB Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payab le in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration, the Series A Preferred Exchange Ratio, or the Series B Exchange Ratio will be adjusted accordingly to provide to the holders of GFH Shares or GFH Preferred Shares, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event. In the event that the sum of (i) the number of GFH Shares presented for exchange pursuant to Section 2.2 or otherwise issued and outstanding at the Effective Time, and (ii) the number of GFH Shares issuable upon the exercise of options (whether pursuant to GFH Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of GFH Shares represented in Section 3.2 as being outstanding as of the date hereof, and (y) t he number of shares of GFH Shares issuable upon the exercise of GFH Stock Options represented in Section 3.2 as being outstanding as of the date hereof, then the per share Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable GFH Shares. In the event that the number of Series A GFH Preferred Shares presented for exchange pursuant to Section 2.2 as of the Effective Time shall be greater than the number of Series A GFH Preferred Shares represented in Section 3.2 as being outstanding as of the date hereof, then the Series A Exchange Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable Series A GFH Preferred Shares.

Section 2.5      Dissenter’s Rights. Notwithstanding Section 2.1 hereof, any holder of GFH Preferred Shares who perfects such holder’s dissenter’s rights in accordance with and as contemplated by Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act shall be entitled to r eceive from the Surviving Corporation, in lieu of the HRB Preferred Shares, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act; provided, that no such payment shall be made to any dissenting holder of GFH Preferred Shares unless and until such dissenting holder of GFH Preferred Shares has complied with all applicable provisions of Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act, and surrendered to the Exchange Agent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting holder of GFH Preferred Shares fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such hold er of shares of GFH Preferred Shares is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of GFH Preferred Shares held by such holder.

Section 2.6       GFH Stock Options. From and after the Effective Time, all options granted under the GFH Stock Option Plans to purchase GFH Shares (each, a “GFH Stock Option”), that are then outstanding and unexercised, shall be converted into and become options to purchase HRB Shares, and HRB shall assume each such GFH Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such GFH Stock Option assumed by HRB may be exercised solely to purchase HRB Shares; (ii) the number of HRB Shares purchasable upon exercise of such GFH Stock Option shall be equal to the number of shares of GFH Shares that were purchasable under such GFH Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such GFH Stock Option shall be adjusted by dividing the per share exercise price of each such GFH Stock Option by the Exchange Ratio, rounded up to the nearest cent. The terms of each GFH Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to HRB Shares on or subsequent to the Effective Time. The adjustment provided in this Section 2.6 with respect to any GFH Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is con sistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

Section 2.7        Restricted Stock. To the extent that any restricted stock award agreement entered into between GFH and its officers, directors and employees or the officers, directors or employees of any GFH Subsidiary prior to the date of this Agreement or a restricted stock plan pursuant to which suc h restricted stock was awarded prior to the date hereof provides for acceleration of vesting in connection with the Merger, such restricted stock shall vest pursuant to the terms of such restricted stock award agreement or restricted stock plan and if vested as of the Effective Time pursuant to such restricted stock award agreement or restricted stock plan, shall be treated as GFH Shares for purposes of this Agreement.

Section 2.8        Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of GFH Shares or GFH Preferred Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, HRB or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of GFH, HRB, the Exchange Agent, nor any other Person acting on their behalf shall be liable to a holder of GFH Shares or GFH Preferred Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GFH

Except for the exceptions listed in the sections of the Disclosure Schedules that correspond to the Sections in this Article 3, GFH hereby represents and warrants to HRB as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1	Corporate Organization.

(a)	Organization and Related Matters of GFH.

(i)           GFH is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. GFH has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and GFH is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by GFH, or the character or location of the properties and assets owned or leased by GFH makes such licensing or qualification necessary. GFH is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of GFH and the Bylaw s of GFH, each as amended to the date hereof, have been made available to HRB.

(ii)          GFH has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggrega te, would have a Material Adverse Effect on the Condition of GFH on a consolidated basis.

(iii)        Disclosure Schedule 3.1(a)(iii) lists each Subsidiary together with the jurisdiction of organization of each such Subsidiary. Each Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A) GFH owns, directly or indire ctly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by GFH or its Subsidiaries are fully paid and nonassessable (except, with respect to Gateway Bank, to the extent set forth in Section 53-42 of the North Carolina General Statutes) and are owned by GFH or its Subsidiaries free and clear of any liens, and (F) Gateway Bank has not received any notice from the North Carolina Commissioner of Banks notifying Gateway Bank that its capital has become impaired.

(iv)         GFH does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(a)(iv). Disclosure Schedule 3.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, p artnership or joint venture disclosed thereon.

(v)          The minute books of GFH contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(b)	Organization and Related Matters of Gateway Bank.

(i)           Gateway Bank is a banking corporation duly organized, validly existing and in good standing under the laws of North Carolina. Gateway Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and Gateway Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Gateway Bank, or the character or location or the properties and assets owned or leased by Gateway Bank make such licensing or qualification necessary. True and correct copies o f the Articles of Incorporation and Bylaws of Gateway Bank, as each may be amended to the date hereof, have been made available to HRB.

(ii)          Gateway Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii)        Gateway Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(b)(iii). Disclosure Schedule 3.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclo sed thereon.

(iv)         Gateway Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v)	Gateway Bank is a member of the Federal Reserve System.

(vi)         The minute books of Gateway Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

(c)	Organization and Related Matters of GFH’s other Subsidiaries.

(i)           Each of GFH’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corpora te or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of GFH’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii)          Each of GFH’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii)         None of GFH’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in Disclosure Schedule 3.1(c)(iii). Disclosure Schedule 3.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or join t venture disclosed thereon.

(iv)         The minute books of each of each of GFH’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2         Capitalization.              The authorized capital stock of GFH consists of 30,000,000 GFH Shares, of which 12,717,190 GFH Shares were issued and outstanding as of August 31, 2008 and 1,000,000 shares of preferred stock, no par value, of which 23,266 Series A GFH Preferred Shares are outstanding as of the date hereof. No GFH Shares have been issued since August 31, 2008 except GFH Shares issued pursuant to the GFH Stock Option Plans and GFH’s dividend reinvestment plan. None of the Series A GFH Preferred Shares have any voting rights (except in connection with the approval of the Merger by the shareholders of GFH). When issued, none of the Series B GFH Preferred Shares shall have any voting rights (except in connection with the approval of the Merger by the shareholders of GFH). All of the issued and outstanding GFH Shares and Series A GFH Preferred Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any GFH Shares or GFH Preferred Shares, or any securitie s or rights convertible into or exchangeable for GFH Shares or GFH Preferred Shares, except for options to purchase 1,790,390 GFH Shares (which are described in more detail in Disclosure Schedule 3.2). Except for holders of GFH Preferred Shares, shareholders of GFH are not entitled to dissenter’s rights under Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act or under any other applicable law in connection with the Merger.

Section 3.3	Financial Statements, Condition and Reports.

(a)          GFH has made available to HRB copies of the consolidated financial statements of GFH as of and for the years ended December 31, 2005, 2006 and 2007, and for the period ended June 30, 2008, and GFH will make available to HRB, as soon as practicable following the preparation of additional consolidated financial st atements for each subsequent calendar quarter or year of GFH, the consolidated financial statements of GFH as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of GFH”).

(b)          Each of the Financial Statements of GFH (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of GFH have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of GFH (including the related notes) fairly presents or will fairly present the consolidated financial position of GFH as of the respective dates thereof and fairly presents or will fairly present the results of operations of GFH for the respective periods therein set forth.

(c)          Since June 30, 2008, neither GFH nor any of its Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of GFH on a consolidated basis, except obligations and lia bilities (i) which are accrued or reserved against in the Financial Statements of GFH or reflected in the notes thereto, or (ii) which were incurred after June 30, 2008 in the ordinary course of business consistent with past practices. Since June 30, 2008, and except for the matters described in (i) and (ii) above, neither GFH nor any of its Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of GFH on a consolidated basis.

(d)          Each of the consolidated reports of condition and income for the years ending December 31, 2007, 2006 and 2005 and for the quarters ending March 31, 2008 and June 30, 2008, that GFH and each of its Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, resul ts of operation, changes in stockholder's equity and changes in cash flows, as the case may be for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e)          Since January 1, 2005, GFH and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with juris diction over GFH and each of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)           GFH’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2007 under the Securitie s Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively, the “GFH SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the GFH SEC Documents have been made available to HRB, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

Section 3.4        Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in Disclosure Schedule 3.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financ ial Statements of GFH and the Call Reports of Gateway Bank as of June 30, 2008 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of GFH and the Call Reports of Gateway Bank as of June 30, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of GFH, and the Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of GFH or any of its Subsidiaries and other extensions o f credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the Financial Statements of GFH, and the Call Reports of Gateway Bank as of June 30, 2008 were, and the OREO Reserve to be shown on the Financial Statements of GFH and the Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of GFH and any of its Subsidiaries as of the dates thereof; (iv) the reserve for losses in respect of litigation (“Litigation Reserve”) shown on the Financial Statements of GFH, and the Call Reports of Gateway Bank as of June 30, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of GFH and the Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to GFH or any of its Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(b) and applicable regulatory requirements and guidelines. Disclosure Schedule 3.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2005 by GFH or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by GFH or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked GFH or any of its Subsidiaries to purchase back (but have not been purchased back).

Section 3.5        Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither GFH nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by GFH or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of GFH, Gateway Bank or any five percent (5%) shareholder of GFH or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to GFH or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 3.6	Authority; No Violation.

(a)          GFH has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of GFH and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of GFH has du ly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to GFH’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of GFH is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by GFH and delivered by GFH (and assuming due authorization, execution and delivery by HRB), will constitute a valid and binding obligation of GFH and will be enforceable against GFH in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)          Except as set forth in Disclosure Schedule 3.6(b), neither the execution and delivery of this Agreement by GFH nor the consummation by GFH of the transactions contemplated hereby, nor compliance by GFH with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of GFH or any of its Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GFH or any of its Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of GFH or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which GFH or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 3.7        Consents and Approvals. Except for (i) the approval of the shareholders of GFH and the shareholders of HRB pursuant to the joint proxy statement of GFH and HRB relating to the Merger (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of Exhibit 1.1(a)-2 (with the Plan of Merger) with the Commonwealth of Virginia and the Articles of Merger in substantially the form of Exhibit 1.1(a)-1 with the North Carolina Secretary of State; and (iv) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by GFH of this Agreement, and the consummation by GFH of the Merger and the other transactions contemplated hereby.

Section 3.8       Broker’s Fees. Except for Sandler O’Neill + Partners, L.P., whose engagement letter is attached as Disclosure Schedule 3.8, neither GFH, any of its Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s f ees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9        Absence of Certain Changes or Events. Since June 30, 2008, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of GFH Shares or GFH Preferred Shares (other than the cash dividends in an amount o f $0.08 per share of GFH common stock paid on August 22, 2008); (ii) any change or any event involving a prospective change in the Condition of GFH or any of its Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of GFH or any of its Subsidiaries taken as a whole; or (iii) any act or omission by GFH or its Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GFH provided in this Agreement, including, without limitation, Section 5.1 hereof.

Section 3.10   Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, neither GFH nor or any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of GFH, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental inv estigations against GFH or any of its Subsidiaries and, to the Knowledge of GFH, there is: no proceeding, claim, action or governmental investigation against GFH or any of its Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against GFH or any of its Subsidiaries; no default by GFH or any of its Subsidiaries under any contract or agreement to which GFH or any of its Subsidiaries is a party; and neither GFH nor or any of its Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of GFH or any of its Subsidiaries and neither GFH nor or any of its Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11	Taxes and Tax Returns.

(a)          GFH has made available to HRB copies of the federal, state and local income tax returns of GFH and its Subsidiaries for the years 2005, 2006 and 2007 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Disclosure Schedule 3.11, GFH and each of its Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and GFH and each of its Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of GFH and each of its Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of GFH, and the Call Reports of Gateway Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither GFH nor any of its Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither GFH nor any of its Subsidiaries is a party to or bound by any tax allocation or t ax sharing agreement.

(b)          Except as disclosed in Disclosure Schedule 3.11, neither GFH nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of GFH and its Subsidiaries have been adequately provided for in the Financial Statements of GFH.

(c)          Except as disclosed in Disclosure Schedule 3.11, neither GFH nor any of its Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 16 2(m) of the Code.

(d)          There has not been an ownership change, as defined in Section 382(g) of the Code, of GFH or any of its Subsidiaries that occurred during or after any taxable period in which GFH or any of its Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of GFH or an y of its Subsidiaries immediately preceding the date of this Agreement.

(e)          (i) Proper and accurate amounts have been withheld by GFH and each of its Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have bee n taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by GFH and each of its Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by GFH in the Financial Statements of GFH.

(f)           In the past five years, neither GFH nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g)          GFH has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to GFH or any of its Subsidiaries. Neithe r GFH nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where GFH or its Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against GFH or any of its Subsidiaries.

(h)          Neither GFH nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i)           Neither GFH nor any of its Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j)           Each of GFH and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 3.12	Employee Benefit Plans.

(a)          Disclosure Schedule 3.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, commission, bonus, stock option, stock purchase, restr icted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar life insurance, supplemental retirement, severance, change of control, loans or other benefit plans, agreements, programs, arrangements, or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by GFH or any of its Subsidiaries on behalf of current or former directors, officers or employees of GFH or any of its Subsidiaries (collectively, the “Benefit Plans”). GFH has, with respect to each Benefit Plan, delivered to HRB true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accou ntants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service and any application for a determination letter; (vii) a written summary of any unwritten Benefit Plans; and (viii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension B enefit Guaranty Corporation (“PBGC”)) since January 1, 2005.

(b)          Neither GFH nor any of its Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have bee n fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c)          Neither GFH nor any of its Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d)       All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” All contribut ions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. Neither GFH nor any of its Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of GFH.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996 and the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information set forth in 45 CFR Parts 160 and 164.

(e)          No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by GFH or any of its Subsidiaries.

(f)          No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

(g)         Except as described in Disclosure Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to a ny director or any officer or employee of GFH or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h)          No Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. GFH has never been a party to or participant in a multiemployer plan.

(i)          There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of GFH or any of its Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(j)          Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circ umstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust. Each Benefit Plan subject to Code section 409A complies with current requirements under Code section 409A and applicable guidance.

(k)         Except as described in Disclosure Schedule 3.12(k), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(l)         Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of m anagement or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (“Top Hat Plan”). Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in Disclosure Schedule 3.12(l), no assets of GFH are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m)       Except as set forth on Disclosure Schedule 3.12(m), no Benefit Plan provides benefits to any current or former employee of GFH or any of its Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Any such plan may be amended or terminated at any time by unilateral action of GFH.

(n)          GFH and its Subsidiaries have made all bonus and commission payments (on a pro rata basis) to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008.

Section 3.13	Title and Related Matters.

(a)          Except as set forth in Disclosure Schedule 3.13(a), GFH and each of its Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carr ied under its name on the Financial Statements of GFH or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of GFH or incurred in the ordinary course of business after June 30, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b)          Except as set forth in Disclosure Schedule 3.13(b), all agreements pursuant to which GFH and each of its Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of suc h leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in Disclosure Schedule 3.13(b), GFH and each of its Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c)          Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by GFH and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects whic h do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by GFH and each of its Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14	Real Estate.

(a)          Disclosure Schedule 3.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by GFH and each of its Subsidiaries or in which GFH or any of its Subsidiaries has any ownership or leasehold interest.

(b)         Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which GFH and each of its Subsidiaries is the lessee of any real pr operty and which relates in any manner to the operation of the businesses of GFH and its Subsidiaries.

(c)          Neither GFH nor any of its Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulati on or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d)         As to each parcel of real property owned or used by GFH or any of its Subsidiaries, neither GFH nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of GFH, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15	Environmental Matters.

(a)         Each of GFH and its Subsidiaries, the Participation Facilities (as defined below) of GFH, and the Loan Properties of GFH (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state an d local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace.

(b)          There is no litigation or other proceeding pending or, to the Knowledge of GFH, threatened before any court, governmental agency or board or other forum in which GFH, its Subsidiaries or any Participation Facility of GFH has been or, with respect to any threatened litigation or other proceeding, may be, named as def endant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by GFH, its Subsidiaries or any Participation Facility of GFH.

(c)          There is no litigation or other proceeding pending or, to the Knowledge of GFH, threatened before any court, governmental agency or board or other forum in which any Loan Property (or GFH or any of its Subsidiaries in respect of such Loan Property of GFH) has been or, with respect to any threatened litigation or othe r proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of GFH.

(d)         To the Knowledge of GFH, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 3.15(b) or 3.15(c) of this Agreement.

(e)         During the period of (i) ownership or operation by GFH or any of its Subsidiaries of any of its current properties, (ii) participation by GFH or any of its Subsidiaries in the management of any Participation Facility of GFH, or (iii) holding by GFH or any of its Subsidiaries of a security interest in any Loan Property of G FH, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of GFH or Loan Property of GFH.

(f)          To GFH’s Knowledge, prior to the period of (i) ownership or operation by GFH or any of its Subsidiaries, (ii) participation by GFH or any of its Subsidiaries in the management of any Participation Facility of GFH, or (iii) holding by GFH or any of its Subsidiaries of a security interest in any Loan Property of GFH there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of GFH or Loan Property of GFH.

(g)          Copies of any environmental reports in the possession of GFH or any of its Subsidiaries are described in Disclosure Schedule 3.15.

Section 3.16	Commitments and Contracts.

(a)          Except as set forth in Disclosure Schedule 3.16, neither GFH nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)        Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by GFH or any of its Subsidiaries);

(ii)	Any labor contract or agreement with any labor union;

(iii)        Any contract covenants which limit the ability of GFH or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which GFH or any of its Subsidiaries may carry on their businesses (other than as may be required by law or applicable regulatory au thorities);

(iv)        Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v)         Any other contract or agreement which would be required to be disclosed in reports filed by GFH or any of its Subsidiaries with the SEC, the FRB, the North Carolina Commissioner of Banks or the FDIC and which has not been so disclosed.

(b)          Except as set forth in Disclosure Schedule 3.16(b), there is not, under any such agreement, lease or contract to which GFH or any of its Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or pro vide the basis for any other claim of excusable delay or non-performance.

Section 3.17      Regulatory and Tax Matters. Neither GFH nor any of its Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreemen t including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18      Registration Obligations. Neither GFH nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.19     Insurance. GFH and each of its Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insur ed. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of GFH and each of its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which GFH and each of its Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.19.

Section 3.20	Labor.

(a)          No work stoppage involving GFH or any of its Subsidiaries is pending as of the date hereof or, to the Knowledge of GFH, threatened. Neither GFH nor any of its Subsidiaries is involved in, or, to the Knowledge of GFH, threatened with or affected by, any proceeding asserting that GFH or any of its Subsidiaries ha s committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of GFH or any of its Subsidiaries and, to the Knowledge of GFH, no labor union is attempting to organize employees of GFH or any of its Subsidiaries.

(b)          Set forth on Disclosure Schedule 3.20(b) is a true and complete list of all employees of GFH and each of its Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commiss ions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

(c)          GFH and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportuni ty, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)          Except as set forth on Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of GFH, there is not threatened any proceeding against or affecting GFH or any of its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting GFH or any of its Subsidiaries.

Section 3.21      Compliance with Laws. GFH and each of its Subsidiaries has conducted its business in compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders. Except as disclosed in Disclosure Schedule 3.21, GFH and each of its Subsidiaries:

(a)          is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b)          has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that GFH or any of its Subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring GFH or any of its Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of GFH or any of its Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 3.22      Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of GFH and each of its Subsidiaries at the time such deposits were entered into, (b) the loans listed on Disclosure Schedule 3.5, (c) the agreements listed on Disclosure Schedule 3.16, (d) obligations under employee benefit plans of GFH and its Subsidiaries set forth in Disclosure Schedule 3.12 and (e)

the items described on Disclosure Schedule 3.22 and any loans or deposit agreements entered into in the ordinary course with customers of GFH and its Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of GFH’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, inc luding, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.23      Derivative Contracts. Neither GFH nor any of its Subsidiaries is a party to nor has any of them agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial d erivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Disclosure Schedule 3.23.

Section 3.24     Deposits. Except as set forth on Disclosure Schedule 3.24, none of the deposits of GFH or any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of GFH or any of its Subsidiaries.

Section 3.25     Accounting Controls. GFH and each of its Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly au thorized executive officers of GFH and each of its Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as GFH or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of GFH and each of its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of GFH and each of its Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26      Proxy Materials. None of the information relating to GFH or any of its Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of GFH and HRB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is maile d or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.27      Deposit Insurance. The deposit accounts of Gateway Bank are insured by the FDIC in accordance with the provisions of the Act; Gateway Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.28	Intellectual Property.

(a)	GFH Intangibles.

(i)           Disclosure Schedule 3.28(a) lists and identifies all Intellectual Property (as defined below) that is directly owned by GFH or its Subsidiaries and that is material to GFH’s, or any of its Subsidiaries’, business, including, without limitation, the rights to any names used by G FH or its Subsidiaries (the “GFH Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that GFH or its Subsidiaries have granted to any third party with respect to any of the GFH Intangibles.

(ii)          GFH has made available to HRB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentatio n evidencing ownership and prosecution (if applicable) of each of GFH Intangibles.

(iii)         With respect to the GFH Intangibles, and except as otherwise indicated in Disclosure Schedule 3.28(a):

(A)

GFH, or a Subsidiary of GFH, possesses all right, title, and interest in and to the GFH Intangibles free and clear of any security interest, lien, license, or other restriction and such GFH Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of GFH, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the GFH Intangibles.

(b)         Third Party Intellectual Property. Disclosure Schedule 3.28(b) lists and identifies any Intellectual Property licensed to GFH or any of its Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to GFH’s, or any Subsidiary of GFH’s, business (“Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (the “GFH License”) and identifies the owner or licensor of the Third Party Intellectual Property. GFH has made available to HRB correct and complete copies of each such GFH License. With respect to each item of Third Party Intellectual Property:

(i)           each GFH License covering the item of Third Party Intellectual Property is an enforceable agreement of GFH or the Subsidiary who is a party thereto, and, to GFH’s Knowledge, is enforceable against the other parties thereto;

(ii)          no party to a GFH License covering the item of Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii)        no Action is pending or, to GFH’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of Third Party Intellectual Property.

(c)          No Infringement. Except as set forth in Disclosure Schedule 3.28(c), the use or sale by GFH or any of its Subsidiaries of any products or services in GFH’s or one of its Subsidiaries’ businesses and use by GFH or any of its Subsidiaries of the Intellectual Property (including, without limitation, GFH Intangibles and Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of GFH or any Subsidiary of GFH with respect to any of the GFH Intangibles. Except as set forth in Disclosure Schedule 3.28(c), no action alleging or relating to any infringement of the rights of GFH or any Subsidiary of GFH or infringement of the rights of any third parties by GFH or any Subsidiary of GFH is currently pending or, to GFH’s Knowledge, threatened. To GFH’s Knowledge, no third party has materially interfered with, infringed upon or misappropriated any Intellectual Property rights of GFH or any of its Subsidiaries in the GFH Intangib les.

(d)          Use of Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by GFH or any of its Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent t o the Closing hereunder.

Section 3.29     Antitakeover Provisions. GFH has taken all actions required to exempt GFH, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.30      Communications with Shareholders. Disclosure Schedule 3.30 identifies and sets forth all correspondence between GFH and its shareholders since September 1, 2008.

Section 3.31      Claims under Insurance Policies. GFH has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 3.32     Fairness Opinion. The Board of Directors of GFH has received an opinion from Sandler O’Neill + Partners, L.P. dated as of the date that the GFH Board of Directors approved this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of GFH.

Section 3.33    Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

HRB

Except for the exceptions listed in the sections of the HRB Schedule that correspond to the Sections in this Article 4, HRB hereby represents and warrants to GFH as follows as of the date hereof and thereafter as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1	Corporate Organization.

(a)	Organization and Related Matters of HRB

(i)           HRB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. HRB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to thi s Agreement, and HRB is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by HRB, or the character or location of the properties and assets owned or leased by HRB makes such licensing or qualification necessary. HRB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles of Incorporation of HRB and the Bylaws of HRB, each as amended to the date hereof, have been made available to GFH.

(ii)         HRB has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would h ave a Material Adverse Effect on the Condition of HRB on a consolidated basis.

(iii)        HRB Schedule 4.1(a)(iii) lists each Subsidiary of HRB together with the jurisdiction of organization of each such Subsidiary (“HRB Subsidiaries”). Each HRB Subsidiary is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority. (A ) HRB owns, directly or indirectly, all the issued and outstanding equity securities of each of the HRB Subsidiaries, (B) no equity securities of any of the HRB Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such HRB Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such HRB Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (E) all the equity securities of each HRB Subsidiary held by HRB or the HRB Subsidiaries are fully paid and nonassessable and are owned by HRB or the HRB Subsidiaries free and clear of any liens.

(iv)         HRB does not own any capital stock of any Person, or have any direct or indirect interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(a)(iv). HRB Schedule 4.1(a)(iv) lists the owner(s) and percentage ownership (direct or indirect) of each subsidiary, partnership or joint venture disclosed thereon.

(v)          The minute books of HRB contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors (including all committees thereof).

(b)	Organization and Related Matters of Bank of Hampton Roads.

(i)           Bank of Hampton Roads is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. Bank of Hampton Roads has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Bank of Hampton Roads is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Bank of Hampton Roads, or the character or location or the properties and assets owned or leased by Bank of Hampton Roads make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Bank of Hampton Roads, as each may be amended to the date hereof, have been made available to GFH.

(ii)         Bank of Hampton Roads has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii)        Bank of Hampton Roads does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(b)(iii). HRB Schedule 4.1(b)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed ther eon.

(iv)         Bank of Hampton Roads is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v)          Bank of Hampton Roads is a member of the Federal Reserve System.

(vi)         The minute books of Bank of Hampton Roads contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(c)	Organization and Related Matters of Shore Bank.

(i)           Shore Bank is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia. Shore Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Shore Bank is license d or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by Bank of Hampton Roads, or the character or location or the properties and assets owned or leased by Bank of Hampton Roads make such licensing or qualification necessary. True and correct copies of the Articles of Incorporation and Bylaws of Bank of Hampton Roads, as each may be amended to the date hereof, have been made available to GFH.

(ii)        Shore Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted.

(iii)         Shore Bank does not own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(c)(iii). HRB Schedule 4.1(c)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disclosed thereon.< /font>

(iv)         Shore Bank is an “insured bank” as defined in the Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Deposit Insurance Fund of the FDIC.

(v)	Shore Bank is a member of the Federal Reserve System.

(vi)         The minute books of Shore Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(d)	Organization and Related Matters of HRB’s other Subsidiaries.

(i)           Each of HRB’s Subsidiaries is a corporation, limited liability company, limited company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corpora te or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of HRB’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(ii)          Each of HRB’s Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business.

(iii)         None of HRB’s Subsidiaries own any capital stock of any Person, or have any interest in any partnership or joint venture except as set forth in HRB Schedule 4.1(d)(iii). HRB Schedule 4.1(d)(iii) lists the owner(s) and percentage ownership of each subsidiary, partnership or joint venture disc losed thereon.

(iv)         The minute books of each of each of HRB’s Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 4.2       Capitalization. The authorized capital stock of HRB consists of 40,000,000 HRB shares, 13,220,955.4492 shares of which are issued and outstanding, and 1,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date hereof. All issued and outstanding HRB Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable. As of the date hereof, other than options to purchase 985,467 HRB Shares (which are described in more detail in HRB Schedule 4.2), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any HRB Shares, or any securities or rights convertible into or exchangeable for HRB Shares.

Section 4.3	Financial Statements, Condition and Reports.

(a)          HRB has made available to GFH copies of the consolidated financial statements of HRB as of and for the years ended December 31, 2005, 2006 and 2007, and for the period ended June 30, 2008, and HRB will make available to GFH, as soon as practicable following the preparation of additional consolidated financial st atements for each subsequent calendar quarter or year of HRB, the consolidated financial statements of HRB as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of HRB”).

(b)         Each of the Financial Statements of HRB (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books a nd records of HRB have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of HRB (including the related notes) fairly presents or will fairly present the consolidated financial position of HRB as of the respective dates thereof and fairly presents or will fairly present the results of operations of HRB for the respective periods therein set forth.

(c)          Since June 30, 2008, neither HRB nor any of the HRB Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of HRB on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of HRB or reflected in the notes thereto, and (ii) which were incurred after June 30, 2008 in the ordinary course of business consistent with past practices. Since June 30, 2008, and except for the matters described in (i) and (ii) above, neither HRB nor any of the HRB Subsidiaries has incurred or paid any obligation or liability which would be material to the Condition of HRB on a consolidated basis.

(d)          Each of the consolidated reports of condition and income for the years ending December 31, 2007, 2006 and 2005 and for the quarters ending March 31, 2008 and June 30, 2008, that HRB and each of the HRB Subsidiaries has filed with the appropriate Regulatory Authority, fairly present the financial position, r esults of operation, changes in stockholder’s equity and changes in cash flows, as the case may be of each such bank for the periods to which they relate, in each case in accordance with the FFIEC instructions applicable to such reports.

(e)          Since January 1, 2005, HRB and each of the HRB Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that was required to be filed with (i) the Federal Reserve, (ii) the FDIC and (iii) any other Regulatory Authority with j urisdiction over HRB and each of the HRB Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed, and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)           HRB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of the HRB Subsidiaries subsequent to December 31, 2005 under the Secur ities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, in the form filed or to be filed (collectively, the “HRB SEC Documents”) with the Securities and Exchange Commission, as of the date filed, (A) complied or will comply in all material respects as to form with the application requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the HRB SEC Documents have been made available to GFH, to the extent not available on the SEC’s EDGAR system.

Section 4.4        Loan Portfolio; Reserves; Mortgage Loan Buy-Backs. Except as set forth in HRB Schedule 4.4 and except for any changes hereafter made to the hereinafter described allowances or reserves pursuant to this Agreement, (i) all evidences of indebtedness reflected as assets in the Financial Sta tements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 were, and the allowance for possible loan losses to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receiva ble) of HRB or any of the HRB Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the OREO Reserve shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 were, and the OREO Reserve to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of HRB and any of the HRB Subsidiaries as of the dates thereof; (iv) the Litigation Reserve shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of June 30, 2008 was, and the Litigation Reserve to be shown on the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank as of any date subsequent to the executi on of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to HRB or any of the HRB Subsidiaries, as of the dates thereof, (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 4.3(b) and applicable regulatory requirements and guidelines. HRB Schedule 4.4.1 sets forth all one to four family residential mortgage loans originated on or after January 1, 2005 by HRB or any of the HRB Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by HRB or any of the HRB Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked HRB or any of the HRB Subsidiaries to purchase back (but have not been purchased back).

Section 4.5        Certain Loans and Related Matters. Except as set forth in HRB Schedule 4.5, neither HRB nor any of the HRB Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by HRB or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned”, “other assets especially mentioned”, “special mention”, “credit risk assets”, “classified”, “criticized”, “watch list”, “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of HRB, Bank of Hampton Roads, Shore Bank or any five percent (5%) shareholder of HRB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to HRB or any of the HRB Subsidiaries including, bu t not limited to, those promulgated, interpreted or enforced by any Regulatory Authority.

Section 4.6	Authority; No Violation.

(a)          HRB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of HRB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. By a unanimous vote, the Board of Directors of HRB has du ly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby be submitted to HRB’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of HRB is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by HRB and delivered by HRB (and assuming due authorization, execution and delivery by HRB), will constitute a valid and binding obligation of HRB and will be enforceable against HRB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)          Except as set forth in HRB Schedule 4.6(b), neither the execution and delivery of this Agreement by HRB nor the consummation by HRB of the transactions contemplated hereby, nor compliance by HRB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of HRB or any of the HRB Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HRB or any of the HRB Subsidiaries or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HRB or any of the HRB Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which HRB or any of the HRB Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

Section 4.7        Consents and Approvals. Except for (i) the approval of the shareholders of HRB and the shareholders of GFH pursuant to the Proxy Statement; (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger in substantially in the form of

Exhibit 1.1(a)-2 (with the Plan of Merger) with the Commonwealth of Virginia and the Articles of Merger in substantially the form of Exhibit 1.1(a)-1 with the North Carolina Secretary of State; (iv) the Consent of Compass Bank pursuant to Section 8.10 hereof; and (v) as set forth in HRB Schedule 4.7, no Consents of any person are necessary in connection with the execution and delivery by HRB of this Agreement, and the consummatio n by HRB of the Merger and the other transactions contemplated hereby.

Section 4.8       Financial Advisors. Except for McKinnon & Company, whose engagement letter is attached as HRB Schedule 4.8, neither HRB, any of the HRB Subsidiaries, nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions o r finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.9        Absence of Certain Changes or Events. Since June 30, 2008, there has not been (i) any change or any event involving a prospective change in the Condition of HRB or any of the HRB Subsidiaries or a combination of any such change(s) and any such event(s) which has had, or is reasonably li kely to have, a Material Adverse Effect on the Condition of HRB or any of the HRB Subsidiaries taken as a whole; or (ii) any act or omission by HRB or the HRB Subsidiaries prior to the date of this Agreement, which act or omission, if it occurred after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of HRB provided in this Agreement, including, without limitation, Section 5.17 hereof.

Section 4.10      Legal Proceedings, Etc. Except as set forth in HRB Schedule 4.10, neither HRB nor or any of the HRB Subsidiaries is a party to any, and there are no pending or, to the Knowledge of HRB, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or govern mental investigations against HRB or any of the HRB Subsidiaries and, to the Knowledge of HRB, there is: no proceeding, claim, action or governmental investigation against HRB or any of the HRB Subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against HRB or any of the HRB Subsidiaries; no default by HRB or any of the HRB Subsidiaries under any contract or agreement to which HRB or any of the HRB Subsidiaries is a party; and neither HRB nor or any of the HRB Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of HRB or any of the HRB Subsidiaries and neither HRB nor or any of the HRB Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 4.11	Taxes and Tax Returns.

(a)          HRB has made available to GFH copies of the federal, state and local income tax returns of HRB and the HRB Subsidiaries for the years 2005, 2006 and 2007 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as refle cted in HRB Schedule 4.11, HRB and each of the HRB Subsidiaries has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and HRB and each of the HRB Subsidiaries has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by it to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owe d in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of HRB and each of the HRB Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of HRB, and the Call Reports of Hampton Roads Bank Shares and Shore Bank, are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither HRB nor any of the HRB Subsidiaries is responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law. Neither HRB nor any of the HRB Subsidiaries is a party to or bound by any tax allocation or tax sharing agreement.

(b)          Except as disclosed in HRB Schedule 4.11, neither HRB nor any of the HRB Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of HRB and the HRB Subsidiaries have bee n adequately provided for in the Financial Statements of HRB.

(c)          Except as disclosed in HRB Schedule 4.11, neither HRB nor any of the HRB Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m ) of the Code.

(d)          There has not been an ownership change, as defined in Section 382(g) of the Code, of HRB or any of the HRB Subsidiaries that occurred during or after any taxable period in which HRB or any of the HRB Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of H RB or any of the HRB Subsidiaries immediately preceding the date of this Agreement.

(e)          (i) Proper and accurate amounts have been withheld by HRB and each of the HRB Subsidiaries from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by HRB and each of the HRB Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or provision therefor has been included by HRB in the Financial Statements of HRB.

(f)           In the past five years, neither HRB nor any of the HRB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g)          HRB has no Knowledge that any authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to HRB or any of the HRB Subsidiaries. Ne ither HRB nor any of the HRB Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where HRB or the HRB Subsidiaries have not filed tax returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against HRB or any of the HRB Subsidiaries.

(h)          Neither HRB nor any of the HRB Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable per iod ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date, except to the extent any such item is taken into account in its Financial Statements.

(i)           Neither HRB nor any of the HRB Subsidiaries has engaged in a “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j)           Each of HRB and the HRB Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662.

Section 4.12	Employee Benefit Plans.

(a)          HRB Schedule 4.12(a) sets forth a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the ERISA, and all Benefit Plans which are provided, maintained, contributed to or sponsored by HRB or any of the HRB Subsidiaries on behalf of current or former directors, officer s or employees of HRB or any of the HRB Subsidiaries. HRB has, with respect to each Benefit Plan, delivered to HRB true and complete copies of: (i) all current Benefit Plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service and any application for a determination letter; (vii) a written summary of any unwritten Benefit Plans; and (viii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the PBGC since January 1, 2005.

(b)         Neither HRB nor any of the HRB Subsidiaries (and any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c)          Neither HRB nor any of the HRB Subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(d)       All Benefit Plans comply, in all material respects, in operation, administration and form, with the applicable provisions of ERISA and the Code that are applicable, or intended to be applicable, including, but not limited to, COBRA, HIPAA and any applicable, similar state law, to such “employee benefit plans.” All contribut ions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued, if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code. Neither HRB nor any of the HRB Subsidiaries have any material liability under any such plan that is not reflected in the Financial Statements of HRB.

(e)          No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and/or Section 4975 of the Code and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by HRB or any of the HRB Subsidiaries.

(f)          No Benefit Plan which is a defined benefit “pension benefit plan” under ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

(g)         Except as described in HRB Schedule 4.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any dire ctor or any officer or employee of HRB or any of the HRB Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(h)          No Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. HRB has never been a party to or participant in a multiemployer plan.

(i)          There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of HRB or any of the HRB Subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.< /font>

(j)          Each Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan has received a favorable determination opinion from the Internal Revenue Service. No event has occurred or circ umstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust. Each Benefit Plan subject to Code section 409A complies with current requirements under Code section 409A and applicable guidance.

(k)         Except as described in HRB Schedule 4.12(k), no Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA, and no Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(l)         Each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as a Top Hat Plan. Each Top Hat Plan is in compliance with the filing requirement of 29 CFR §2520.104-23. Except as set forth in HRB Schedule 4.12(l), no assets of HRB are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m)        Except as set forth on HRB Schedule 4.12(m), no Benefit Plan provides benefits to any current or former employee of HRB or any of the HRB Subsidiaries beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependent s). Any such plan may be amended or terminated at any time by unilateral action of HRB.

(n)          HRB and the HRB Subsidiaries have made all bonus and commission payments (on a pro rata basis) to which they are committed to make to any Employee under any Benefit Plan (or otherwise) for calendar year 2008.

Section 4.13	Title and Related Matters.

(a) Except as set forth in HRB Schedule 4.13(a), HRB and each of the HRB Subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under its name on the Financial Statements of HRB or acquired subsequent thereto (except to the e xtent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2008), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of HRB or incurred in the ordinary course of business after June 30, 2008 and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

(b)         Except as set forth in HRB Schedule 4.13(b), all agreements pursuant to which HRB and each of the HRB Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Except as set forth in HRB Schedule 4.13(b), HRB and each of the HRB Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c)          Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by HRB and each of the HRB Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by HRB and each of the HRB Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 4.14	Real Estate.

(a) HRB Schedule 4.14(a) identifies and sets forth the address for each parcel of real estate or interest therein owned, leased or subleased by HRB and each of the HRB Subsidiaries or in which HRB or any of the HRB Subsidiaries has any ownership or leasehold interest.

(b)          HRB Schedule 4.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sub-landlord and the landlord’s property manager (if any), under which HRB and each of the HRB Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of HRB and the HRB Subsidiaries.

(c)         Neither HRB nor any of the HRb Subsidiaries has violated, and is not currently in material violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in HRB Schedules 4.14(a) and 4.14(b) including, but not limited to any law, regulation or ord inance relating to zoning, building, occupancy, environmental or comparable matter.

(d)         As to each parcel of real property owned or used by HRB or any of the HRB Subsidiaries, neither HRB nor any of the HRB Subsidiaries has received notice of any pending or, to the Knowledge of HRB, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 4.15	Environmental Matters.

(a)         Each of HRB and the HRB Subsidiaries, the Participation Facilities of HRB, and the Loan Properties of HRB are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law , rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials in the environment or workplace.

(b)          There is no litigation or other proceeding pending or, to the Knowledge of HRB, threatened before any court, governmental agency or board or other forum in which HRB, the HRB Subsidiaries or any Participation Facility of HRB has been or, with respect to any threatened litigation or other proceeding, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a site owned, leased or operated by HRB, the HRB Subsidiaries or any Participation Facility of HRB.

(c)          There is no litigation or other proceeding pending or, to the Knowledge of HRB, threatened before any court, governmental agency or board or other forum in which any Loan Property of HRB (or HRB or any of the HRB Subsidiaries in respect of such Loan Property) has been or, with respect to any threatened litigation or other proceeding, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property of HRB.

(d)         To the Knowledge of HRB, there is no reasonable basis for any litigation or other proceeding of a type described in Sections 4.15(b) or 4.15(c) of this Agreement.

(e)          During the period of (i) ownership or operation by HRB or any of the HRB Subsidiaries of any of its current properties, (ii) participation by HRB or any of the HRB Subsidiaries in the management of any Participation Facility of HRB, or (iii) holding by HRB or any of the HRB Subsidiaries of a security interest in any Loan Property of HRB, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility of HRB or Loan Property of HRB.

(f)          To HRB’s Knowledge, prior to the period of (i) ownership or operation by HRB or any of the HRB Subsidiaries, (ii) participation by HRB or any of the HRB Subsidiaries in the management of any Participation Facility of HRB, or (iii) holding by HRB or any of the

HRB Subsidiaries of a security interest in any Loan Property of HRB there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility of HRB or Loan Property of HRB.

(g)         Copies of any environmental reports in the possession of HRB or any of the HRB Subsidiaries are described in HRB Schedule 4.15.

Section 4.16	Commitments and Contracts.

(a)          Except as set forth in HRB Schedule 4.16, neither RHB nor any of the HRB Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)        Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by HRB or any of the HRB Subsidiaries);

(ii)	Any labor contract or agreement with any labor union;

(iii)        Any contract covenants which limit the ability of HRB or any of the HRB Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which HRB or any of the HRB Subsidiaries may carry on their businesses (other than as may be required by law or applicable regul atory authorities);

(iv)        Any lease (other than real estate leases described on HRB Schedule 4.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

(v)         Any other contract or agreement which would be required to be disclosed in reports filed by HRB or any of the HRB Subsidiaries with the SEC, the FRB, the North Carolina Commissioner of Banks or the FDIC and which has not been so disclosed.

(b)          Except as set forth in HRB Schedule 4.16(b), there is not, under any such agreement, lease or contract to which HRB or any of the Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide th e basis for any other claim of excusable delay or non-performance.

Section 4.17    Regulatory and Tax Matters. Neither HRB nor any of the HRB Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder, or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.18      Registration Obligations. Neither HRB nor any of the HRB Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 4.19     Insurance. HRB and each of the HRB Subsidiaries is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be i nsured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of HRB and each of the HRB Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which HRB and each of the HRB Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in HRB Schedule 4.19.

Section 4.20	Labor.

(a)          No work stoppage involving HRB or any of the HRB Subsidiaries is pending as of the date hereof or, to the Knowledge of HRB, threatened. Neither HRB nor any of the HRB Subsidiaries is involved in, or, to the Knowledge of HRB, threatened with or affected by, any proceeding asserting that HRB or any of the HRB Sub sidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding. No union represents or claims to represent any employees of HRB or any of the HRB Subsidiaries and, to the Knowledge of HRB, no labor union is attempting to organize employees of HRB or any of the HRB Subsidiaries.

(b)          Set forth on HRB Schedule 4.20(b) is a true and complete list of all employees of HRB and each of the HRB Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, se verance plans or policies, compensation arrangements or other benefits provided to such employees.

(c)          HRB and each of the HRB Subsidiaries is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment oppor tunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)          Except as set forth on HRB Schedule 4.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of HRB, there is not threatened any proceeding against or affecting HRB or any of the HRB Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting HRB or any of the HRB Subsidiaries.

Section 4.21     Compliance with Laws. HRB and each of the HRB Subsidiaries has conducted its business in material compliance with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders. Except as disclosed in HRB Schedule 4.21 , HRB and each of the HRB Subsidiaries:

(a)          is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business; and

(b)          has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that HRB or any of the HRB Subsidiaries is not in compliance with any laws or orders which such governmental authorit y or Regulatory Authority enforces, (ii) threatening to revoke any permit, (iii) requiring HRB or any of the HRB Subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of HRB or any of the HRB Subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business.

Section 4.22      Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of HRB and each of the HRB Subsidiaries at the time such deposits were entered into, (b) the loans listed on HRB Schedule 4.5, (c) the agreements li sted on HRB Schedule 4.16, (d) obligations under employee benefit plans of HRB and the HRB Subsidiaries set forth in HRB Schedule 4.12 and (e) the items described on HRB Schedule 4.22 and any loans or deposit agreements entered into in the ordinary course with customers of HRB and the HRB Subsidiaries, there are no contracts with or commitments to present shareholders who own or owned more than one percent (1%) of HRB’s outstanding shares of common stock, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 4.23      Derivative Contracts. Neither HRB nor any of the HRB Subsidiaries is a party to nor has any of them agreed to enter into any Derivative Contract, except for those Derivative Contracts set forth in HRB Schedule 4.23.

Section 4.24      Deposits. Except as set forth on HRB Schedule 4.24, none of the deposits of HRB or any of the HRB Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and simil ar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of HRB or any of the HRB Subsidiaries.

Section 4.25      Accounting Controls. HRB and each of the HRB Subsidiaries has devised and maintained systems of internal accounting control that are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of the Board of Directors and t he duly authorized executive officers of HRB and each of the HRB Subsidiaries (as appropriate); (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as HRB or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the properties and assets of HRB and each of the HRB Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of HRB and each of the HRB Subsidiaries (as appropriate); and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 4.26      Proxy Materials. None of the information relating to HRB or any of the HRB Subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of GFH and HRB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is m ailed or at the time of the meetings of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.27      Deposit Insurance. The deposit accounts of Bank of Hampton Roads and Shore Bank are insured by the FDIC in accordance with the provisions of the Act; Bank of Hampton Roads and Shore Bank have paid all regular premiums and special assessments and filed all reports required under the Act.

Section 4.28	Intellectual Property.

(a)	HRB Intangibles.

(i)           HRB Schedule 4.28(a) lists and identifies all Intellectual Property that is directly owned by HRB or the HRB Subsidiaries and that is material to HRB’s, or any of the HRB Subsidiaries’, business, including, without limitation, the rights to any names used by HRB or the HRB Subs idiaries (the “HRB Intangibles”) and, with respect to the foregoing, specifically identifies the owner and each material license, agreement, or other permission that HRB or the HRB Subsidiaries have granted to any third party with respect to any of the HRB Intangibles.

(ii)          HRB has made available to HRB correct and complete copies of all patent, trademark, and copyright registrations, applications, and written licenses, agreements, and permissions (as any of the foregoing has been amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of HRB Intangibles.

(iii)         With respect to the HRB Intangibles, and except as otherwise indicated in HRB Schedule 4.28(a):

(A)

HRB, or a Subsidiary of HRB, possesses all right, title, and interest in and to the HRB Intangibles free and clear of any security interest, lien, license, or other restriction and such HRB Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(B)	no action is pending and, to the Knowledge of HRB, no action is threatened that challenges the legality, validity, enforceability, use, or ownership of the HRB Intangibles.

(b)         HRB Third Party Intellectual Property. HRB Schedule 4.28(b) lists and identifies any Intellectual Property licensed to HRB or any of the HRB Subsidiaries by a third party (other than Intellectual Property licensed pursuant to shrink-wrap and similar agreements) that is material to HRB’s, or any Subsidiary of HRB’s, business (“HRB Third Party Intellectual Property”) pursuant to a written license, sublicense, agreement or permission (the “HRB License”) and identifies the owner or licensor of the HRB Third Party Intellectual Property. HRB has made available to HRB correct and complete copies of each such HRB License. With respect to each item of HRB Third Party Intellectual Property:

(i)           each HRB License covering the item of HRB Third Party Intellectual Property is an enforceable agreement of HRB or the Subsidiary who is a party thereto, and, to HRB’s Knowledge, is enforceable against the other parties thereto;

(ii)          no party to a HRB License covering the item of HRB Third Party Intellectual Property is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(iii)        no Action is pending or, to HRB’s Knowledge, is threatened that challenges the legality, validity, or enforceability of the underlying item of HRB Third Party Intellectual Property.

(c)          No Infringement. Except as set forth in HRB Schedule 4.28(c), the use or sale by HRB or any of the HRB Subsidiaries of any products or services in HRB’s or one of the HRB Subsidiaries’ businesses and use by HRB or any of the HRB Subsidiaries of the Intellectual Property (including, without limitation, HRB Intangibles and HRB Third Party Intellectual Property) does not materially interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties and has not materially interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any third party and no activity of any third party materially infringes upon the rights of HRB or any Subsidiary of HRB with respect to any of the HRB Intangibles. Except as set forth in HRB Schedule 4.28(c), no action alleging or relating to any infringement of the rights of HRB or any Subsidiary of HRB or infringement of the rights of any third parties by HRB or any Subsidiary of HRB is currently pending or, to HRB’s Knowledge, threatened. To HRB’s Knowledge, no third party has materially interf ered with, infringed upon or misappropriated any Intellectual Property rights of HRB or any of the HRB Subsidiaries in the HRB Intangibles.

(d)          Use of HRB Third Party Intellectual Property. Each material item of Intellectual Property owned, licensed or used by HRB or any of the HRB Subsidiaries immediately prior to the Effective Time hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subs equent to the Closing hereunder.

Section 4.29     Antitakeover Provisions. HRB has taken all actions required to exempt HRB, this Agreement, the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 4.30     Communications with Shareholders. HRB Schedule 4.30 identifies and sets forth all correspondence between HRB and its shareholders since September 1, 2008.

Section 4.31      Claims under Insurance Policies. HRB has no Knowledge of any pending or threatened claim under its directors and officers’ insurance policy or fidelity bond coverage.

Section 4.32      Fairness Opinion. The Board of Directors of HRB has received an opinion from McKinnon & Company dated as of the date that the HRB Board of Directors approved this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of HRB.

Section 4.33    Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the HRB Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1	Conduct of the Business of GFH.

(a)          During the period from the date of this Agreement to the Effective Time of the Merger, GFH and each of its Subsidiaries shall, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for itself and for HRB its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees (except to the extent that the pending Merger encourages officers or employees to leave) and (iii) except as required by law or regulation, take no action which would adversely affect or materially delay the ability of GFH, its Subsidiaries or HRB to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b)          During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither GFH nor any of its Subsidiaries shall without the prior written consent of HRB:

(i)           change, delete or add any provision of or to its Articles of Incorporation or Bylaws;

(ii)          except for the issuance of GFH Shares pursuant to the terms of the GFH Stock Options, change the number of shares of the authorized, issued or outstanding capital stock of GFH, whether preferred or common, including any issuance, purchase, redemption, split, combination or reclassification th ereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of GFH, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of GFH;

(iii)        incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrum ent, except in the ordinary course of business consistent with past practice;

(iv)   make any capital expenditures individually in excess of $5,000, or in the aggregate in excess of $25,000 except as disclosed in Disclosure Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

(v)          except for residential real property owned by and reflected on the books of GFH and its Subsidiaries as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)         except as disclosed in Disclosure Schedule 5.1(b)(vi), pay any bonuses to any executive officer; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other increase in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(vii)       enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions;

(viii)      acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person, other than in connection with (A) any internal reorganization or consolidation involving existing GFH subsidiaries which has been approved in advance in writing by HRB or (B) foreclosures in the ordinary cour se of business;

(ix)         materially increase or decrease above or below the market rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with GFH’s and any of its Subsidiaries’ past practices;

(x)         take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7, Section 8.1 or Section 8.2 not being satisfied;

(xi)         purchase or otherwise acquire (A) any investment securities other than debt securities issued by the U.S. Treasury or other U.S. governmental agencies, or (B) any Derivative Contract or any asset-backed security;

(xii)       commence any cause of action or proceeding other than in accordance with past practice or settle or waive any right in connection with any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding agains t GFH or any of its Subsidiaries for material money damages or restrictions upon any of their operations; or

(xiii)      amend or otherwise modify any agreement for GFH Stock Options, including, but not limited to, any amendment to accelerate the vesting of any such options.

Section 5.2	Current Information.

(a)          During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, GFH will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of HRB and to report the general status of the ongoing operations of GFH and its Subsidiaries. GFH will promptly notify HRB if it discovers any material change in the normal course of business or the operations or the properties of GFH and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting GFH or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving GFH or any of its Subsidiaries, and will keep HRB fully informed of such events. GFH will furnish to HRB, promptly after the preparation and/or receipt by GFH thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to HRB, be treated, for purposes of Section 3.3 hereof, as the Financial Statements of GFH and the Call Reports of Gateway Bank, respectively.

(b)          During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, HRB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of GFH and to report the general status of the ongoing operations of HRB and its Subsidiaries. HRB will promptly notify GFH if it discovers any material change in the normal course of business or the operations or the properties of HRB and its Subsidiaries any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting HRB or any of its Subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving HRB or any of its Subsidiaries, and will keep GFH fully informed of such events. HRB will furnish to GFH, promptly after the preparation and/or receipt by HRB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to GFH, be treated, for purposes of Section 4.3 hereof, as between the Financial Statements of HRB and the Call Reports of Bank of Hampton Roads and Shore Bank, respectivel y.

Section 5.3	Access to Properties; Personnel and Records.

(a)          GFH. For so long as this Agreement shall remain in effect, GFH shall permit HRB or its agents full access, during normal business hours and upon reasonable notice, to the properties of GFH and its Subsidiaries and shall disclose and make available (together with the right to copy) to HRB and to its internal aud itors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of GFH and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which HRB may have a reasonable interest, and GFH shall use its best efforts to provide HRB and its representatives access to the work papers of GFH’s accountants. GFH shall not be required to provide access to or to disclose inf ormation where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of GFH or would violate any confidentiality agreement; provided that GFH shall cooperate with HRB in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to HRB shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by GFH.

(b)          HRB. For so long as this Agreement shall remain in effect, HRB shall permit GFH or its agents full access, during normal business hours and upon reasonable notice, to the properties of HRB and its Subsidiaries and shall disclose and make available (together with the right to copy) to GFH and to its internal aud itors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of HRB and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which GFH may have a reasonable interest, and HRB shall use its best efforts to provide GFH and its representatives access to the work papers of HRB’s accountants. HRB shall not be required to provide access to or to disclose in formation where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would violate any fiduciary obligations or duties of the officers or directors of HRB or would violate any confidentiality agreement; provided that HRB shall cooperate with GFH in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to GFH shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by HRB.

(c)          All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shal l use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and provided further, in the event such other party is unable to obtain a protective order or such other remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to ensure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

Section 5.4	Approval of Shareholders of GFH and HRB.

(a)         GFH Shareholders. GFH will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “GFH Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and f or such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of GFH will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and GFH will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of GFH will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such decisions are made in connection with a Superior Proposal as permitted in Section 5.5.

(b)         HRB Shareholders. HRB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties (the “HRB Meeting”) for the purpose of approving this Agreement and the transactions contemplated hereby and f or such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable and the Board of Directors of HRB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and HRB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby provided, however, that the Board of Directors of HRB will not be obligated to hold such meeting, make any such recommendation or use its best efforts to obtain such approval if such decisions are in the proper exercise of their fiduciary duties based upon a written opinion of legal counsel.

(c) GFH and HRB will jointly prepare the Proxy Statement to be mailed to, and used to solicit the votes of, the shareholders of GFH and the shareholders of HRB in connection with the GFH Meeting and the HRB Meeting. GFH and HRB shall use their reasonable best efforts to hold the GFH Meeting and the HRB Meeting on the same day.

Section 5.5      No Other Bids. For as long as this Agreement is in effect, except with respect to this Agreement and the transactions contemplated hereby, neither GFH, nor any of its Subsidiaries, nor any “affiliate” (as defined below) thereof, nor any investment banker, attorney, accountant or other re presentative (collectively, “representative”) retained by GFH shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “takeover proposal” (as defined below) by any other party. Neither GFH nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but GFH may furnish such non-public information and negotiate and enter into an agreement or contract with respect to an unsolicited takeover proposal and communicate information about such a takeover proposal to its shareholders if (i) the Board of Directors of GFH determines in good faith in the proper exercise of their fiduciary duties after consultation with Sandler O’Neill + Partners, L.P. that it is a Superior Proposal, (ii) the Board of Directors of GFH determines in good faith after consultin g with legal counsel that to not furnish non-public information or negotiate or enter into any agreement or contract with respect to such takeover proposal or to not offer such takeover proposal to the shareholders would constitute a breach of the fiduciary duties owed by the members of GFH’s Board of Directors, and (iii) GFH is otherwise incompliance with this Section 5.5. GFH shall promptly notify HRB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. GFH shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, an “affiliate” of GFH means any executive officer or director of GFH or direct or indirect beneficial owner of a ten percent (10%) or greater equity or voting interest in GFH. As used in this Section 5.5, “takeover proposal” shall mean any proposal for a merger or other business combination involving GFH or for the acquisition of fifteen percent (15%) or more of the equity interest in GFH or for the acquisition of fifteen percent (15%) or more of the assets or liabilities of GFH.

Section 5.6       Notice of Deadlines. Disclosure Schedule 5.6 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which GFH or any of its Subsidiaries is a party.

Section 5.7        Affiliates. No later than thirty (30) days following the execution of this Agreement, GFH shall deliver to HRB a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of GFH, “affiliates” of GFH for purposes of Rule 14 5 under the Securities Act. In addition, GFH shall use its best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to HRB not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7 providing that such Person will not sell, pledge, transfer or otherwise dispose of GFH Shares or GFH Preferred Shares held by such Person, except as contemplated by such agreement or this Agreement, and will not sell, pledge, transfer or otherwise dispose of the HRB Shares or HRB Preferred Shares to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act, and the rules and regulations thereunder. HRB shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of HRB Shares or HRB Preferred Shares by such persons.< /p>

Section 5.8        Maintenance of Properties. GFH and each of its Subsidiaries will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9	Consents to Assign and Use Leased Premises; Extensions.

(a)          With respect to the leases disclosed in Disclosure Schedule 3.14(b), GFH and each of its Subsidiaries will obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of GFH and each of its Subsidiaries to HRB and to permit the use and operation of the leased premises by HRB ..

(b)          At the election of HRB, with respect to each lease disclosed in Disclosure Schedule 3.14(b) that expires on or prior to December 31, 2009, GFH and each of its Subsidiaries shall take, or shall cause to be taken, all steps reasonably requested by HRB to negotiate extensions of such leases on such terms as are rea sonably acceptable to HRB.

Section 5.10     Conforming Accounting and Reserve Policies. At the request of HRB, GFH shall immediately prior to Closing establish and take such reserves and accruals as HRB reasonably shall request to conform GFH’s loan, accrual, reserve and other accounting policies to the policies of HRB, provided however, suc h requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on GFH and further provided that no adjustment will be made that does not conform to generally accepted accounting principles. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information by GFH. No adjustment shall violate any law, rule or regulation applicable to GFH.

Section 5.11      Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither HRB nor GFH shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with res pect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

Section 5.12      Fixed Asset Inventory. At least thirty (30) days prior to the Effective Time of the Merger, GFH shall take, or shall cause to be taken, an inventory of all fixed assets of GFH and its Subsidiaries, to verify the presence of all items listed on its depreciation schedules, and GFH shall allow HRB re presentatives, at the election of HRB, to participate in or be present for such inventory and shall deliver to HRB copies of all records and reports produced in connection with such inventory.

Section 5.13      Environmental Audits. Upon HRB’s reasonable request, GFH will, at its own expense, with respect to each parcel of real property that GFH or any of its Subsidiaries owns, leases or subleases, procure and deliver to HRB, at least thirty (30) days prior to the Effective Time of the Merger, an en vironmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to HRB.

Section 5.14     Title Insurance. Upon HRB’s reasonable request, GFH will, at its own expense, with respect to each parcel of real property that GFH or any of its Subsidiaries owns, leases or subleases, procure and deliver to HRB, at least thirty (30) days prior to the Effective

Time of the Merger, a commitment to issue owner's title insurance in such amounts and by such insurance company reasonably acceptable to HRB, which policy shall be free of all material exceptions to HRB's reasonable satisfaction.

Section 5.15      Surveys; Appraisals. Upon HRB’s reasonable request, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.14, GFH, at its own expense, will procure and deliver to HRB at least thirty (30) days prior to the Effective Time of t he Merger, a survey and appraisal of such real property, which survey and appraisal shall be reasonably acceptable to and shall be prepared by a licensed surveyor and appraiser reasonably acceptable to HRB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The appraisal shall indicate the appraised value of the real property in accordance with normal appraisal industry standards. The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

Section 5.16      Tax Matters. Without the prior written consent of HRB, neither GFH nor any of its Subsidiaries shall make or change any election, change in annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessm ent relating to GFH or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to GFH or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of GFH or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of GFH or any of its Subsidiaries existing on the Closing Date.

Section 5.17	Conduct of the Business of HRB.

From the date hereof until the Effective Time, HRB will not, and will cause each of its Subsidiaries not to (except as expressly permitted by this Agreement or as previously disclosed), without the prior written consent of GFH:

(a)         Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, em ployees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)        Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of HRB or GFH to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c)         Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, an y action that is reasonably likely to result in any of the conditions to the Merger set forth herein not being satisfied, except as may be required by applicable law or regulation.

(d)        Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for repurchases and other acquisitions of shares of its common stock made pursuant to any plan exempt pursuant to Regulation M, as promulgated by the SEC, or to any stock repurchase p rogram announced prior to the date of this Agreement, or any extension of renewal thereof, in accordance with Rule 10b-18 and Regulation M, each as promulgated by the SEC.

(e)	Agree or commit to do anything prohibited by this Section 5.17.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1        Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws a nd regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2	Regulatory Matters.

(a)       As promptly as practicable following the execution and delivery of this Agreement, HRB and GFH shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. S uch applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of GFH and HRB. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)          Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any s uch party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3         Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, HRB will cause one or more of its designated representatives to confer on a regular and frequent basis with GFH and to re port with respect to the general status and the ongoing operations of HRB.

Section 6.4        Registration Statement. HRB shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the GFH Meeting and the HRB Meeting. GFH will furnish to HRB the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. HRB shall take all actions required to qualify or obtain exemptions from such qualifications for the HRB Shares and HRB Preferred Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

Section 6.5        Reservation of Shares. HRB shall reserve for issuance such number of HRB Shares and HRB Preferred Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of HRB Shares or HRB Preferred Shares remaining unissued (or in tr easury) shall not be sufficient to meet such obligation, HRB shall take all appropriate actions to increase the amount of its authorized common or preferred stock, as applicable.

Section 6.6        Consideration. HRB shall issue the HRB Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

Section 6.7	Benefit Plans.

(a)          To the extent permissible and practicable, the GFH and Gateway Bank benefit plans in place as of the date of this Agreement shall remain in place after the Effective Date. To the extent such plans are inconsistent with the HRB and Bank of Hampton Roads benefits plans, GFH and HRB will endeavor in good faith to modify the GFH benefit plans so that the Gateway Bank employees will receive substantially similar benefits as the HRB and Bank of Hampton Roads employees, including the ability to participate in an executive savings plan for the eligible officers of Gateway Bank, and after taking into account all factors deemed relevant by the Boards of HRB and Gateway Bank.

(b)          HRB also shall honor in accordance with their terms as in effect on the date of this Agreement all of GFH’s and its Subsidiaries’ obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Merger.

Section 6.8       Officer and Director Indemnification. HRB shall not indemnify nor hold harmless any officers or directors of GFH or any of its Subsidiaries with respect to matters occurring or arising on or prior to the Effective Time, whether asserted or claim ed prior to at or after the Effective Time. However, HRB shall pay the premiums to extend the directors and officers’ liability insurance coverage of GFH for persons who are currently covered by such insurance of GFH for five years after the Effective Date for an annual premium not to exceed $200,000 in the aggregate per year for such individuals. In the event the annual premium exceeds $200,000 in the aggregate for any year of the five (5) year period, HRB shall give the past directors of GFH 30 days notice of the total amount of the premium then due, and during that 30 day period the past directors of GFH shall have the right, jointly or severally, to pay the difference between the actual premium and $200,000 in order to keep the amount of coverage in place as was in place at the Effective Time.

Section 6.9         NASDAQ Listing. HRB shall use its commercially reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Global Select Market, subject to official notice of issuance, the HRB Shares to be issued to the holders of GFH Shares in the Merger.

Section 6.10     Support Agreements. Each of the directors of GFH has executed and delivered to HRB, and each of the officers of GFH shall execute and deliver to HRB, the Support Agreements in the form of Exhibit 6.10(a) attached hereto. Each of the directors of HRB has executed and delivered to GFH the Support Agreem ents in the form of Exhibit 6.10(b) attached hereto.

Section 6.11     Loan to GFH; JP Morgan Loan; GFH Issuance of Additional Preferred.

(a)          If GFH has raised sufficient capital pursuant to Section 6.11(c) below for Gateway Bank to qualify as “well capitalized” on or before September 29, 2008, HRB shall simultaneously lend, and cause Bank of Hampton Roads and Shore Bank to lend to GFH a total of $31,000,000 (the “HRB Loan”). Eac h such HRB Loan shall be payable on demand. The repayment of the HRB Loan by GFH shall be secured by a first priority lien on all of the issued and outstanding shares of common stock of Gateway Bank pursuant to a separate pledge agreement among HRB, Shore Bank, Bank of Hampton Roads and GFH in a form satisfactory to HRB.

(b)          Immediately upon its receipt of the proceeds of the HRB Loan, GFH shall apply the proceeds to pay off and satisfy in full all of the amounts due and outstanding obligations under its various credit facilities with JPMorgan Chase Bank, N.A. (“JPMorgan”) including, without limitation, the subordinated debt, credit revolver and term note and shall cause JPMorgan to promptly deliver the stock certificate or certificates representing all of the issued and outstanding shares of Gateway Bank to HRB.

(c)          GFH shall use its best efforts: (i) (A) to authorize, obtain subscriptions for, and issue fully paid Additional GFH Preferred Shares to raise capital that qualifies as Tier 1 capital for GFH and Gateway Bank, or (B) (ii) borrow subordinated indebtedness that qualifies as Tier 2 capital for GFH and Tier 1 capita l for Gateway Bank; and (ii) to cause the capital raised pursuant clause (i) to total at least $20,000,000 and not more than $35,000,000, unless it shall have received HRB’s prior written consent to a greater amount or a different type of capital.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of HRB, on the one hand, and GFH, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1       Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of GFH and HRB.

Section 7.2    Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of HRB.

Section 7.3       Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions con templated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either HRB or GFH, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of HRB or GFH, as the case may be. Notwithstanding anything to the contrary stated in this Section 7.3, there shall be no actual or threatened causes of action, investigations or proceedings, regardless of the materiality of any such claim, in connection with any act or omission of any officer or director of GFH or any of its Subsidiaries.

Section 7.4        Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the e ffectiveness of the Registration Statement shall have been initiated, and HRB shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the HRB Shares pursuant to the terms of this Agreement.

Section 7.5        Listing. The HRB Shares to be issued in connection herewith shall have been approved by listing on the NASDAQ Global Select Market.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF HRB

The obligations of HRB to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1       Representations and Warranties. The representations and warranties of GFH set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not s o qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the inaccuracy of which relate to matters that, individually or in the aggregate, do not represent a Material Adverse Effect with respect to GFH or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 8.2        Performance of Obligations. GFH and each of its Subsidiaries shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

Section 8.3       Certificate Representing Satisfaction of Conditions. GFH shall have delivered to HRB a certificate of the Chief Executive Officer of GFH dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constit ute additional representations, warranties, covenants, and agreements of GFH under Article 3 of this Agreement.

Section 8.4      Opinion of Counsel. HRB shall have received the opinion of Gaeta & Eveson, P.A., counsel to GFH, dated the Effective Time to the effect set forth in Exhibit 8.4 hereof.

Section 8.5       Consents Under Agreements. GFH and each of its Subsidiaries shall have obtained the consent or approval of any Person whether or not identified in Disclosure Schedule

3.6(b) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of GFH or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument.

Section 8.6       Outstanding Shares of GFH. HRB and GFH shall have agreed on the total number of GFH Shares and GFH Preferred Shares outstanding and the total number of GFH Shares covered by any option, warrant, commitment, restricted stock grant, or other right or instrument to purchase or acquire GFH Share s or GFH Preferred Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for GFH Shares or GFH Preferred Shares.

Section 8.7        Tax Opinion. HRB shall have received an opinion of Williams Mullen, in form and substance reasonably satisfactory to HRB and its counsel, on or before the date on which the Proxy Statement of HRB is to be mailed to the HRB shareholders, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by HRB or the shareholders of HRB in the Merger. In rendering its opinion, Williams Mullen may require and rely upon representations outlined in letters from HRB and others.

Section 8.8        Fairness Opinion. The Board of Directors of HRB shall have received an opinion from McKinnon & Company dated as of the date that the HRB Board of Directors approves this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of HRB.< /p>

Section 8.9        Waiver of Officer and Director Indemnification. Each officer and director of GFH and each of its Subsidiaries shall have delivered to HRB a waiver, in a form acceptable to HRB, of any indemnification rights he or she may have with respect to matters occurring or arising on or prior to the Ef fective Time, whether asserted or claimed prior to at or after the Effective Time.

Section 8.10     Lenders’ Consent. HRB shall have received consent from Compass Bank to enter into the Merger in form and substance satisfactory to HRB.

Section 8.11     Stockholders’ Equity, Total Assets, Total Deposits, Net Loans; Net Income and Regulatory Capital. As of a time immediately prior to the Effective Time, each of the following balance sheet items of GFH shall not have decreased by more than twenty percent (20%) from the amounts set forth in the September 30, 2008 financial statements of GFH: (i) shareholders’ equity (excluding goodwill), (ii) total assets, (iii) total deposits, and (iv) net loans. Gateway Bank shall have sufficient regulatory capital to qualify as “well capitalized”, and neither Gateway Bank nor GFH shall (i) have received any cease and desist order, or (ii) be subject to any memorandum of understanding or any other form of enforcement action.

Section 8.12     Exercise of Dissenter’s Rights. Not more than ten percent (10%) of the GFH Preferred Shares shall have satisfied the conditions under Section 55-13-21(a) of the North Carolina Business Corporation Act and no GFH Preferred Shares owned by officers, directors, employees or affiliates of GFH shall have satisfied the conditions under Section 55-13-21(a) of the North Carolina Business Corporation Act.

Section 8.13      Additional Capital. The capital raised by GFH pursuant to Section 6.11(c) hereof on or before September 30, 2008 shall: (i) in the case of Additional GFH Preferred Shares, qualify as Tier 1 capital for GFH and Gateway Bank, and in the case of subordinated indebtedness, qualify as Tier 2 capital for GF H and Tier 1 capital for Gateway Bank, and (ii) not exceed $35,000,000 in the aggregate without HRB’s prior written consent.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF GFH

The obligation of GFH to consummate the Merger as contemplated herein is subject to fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1       Representations and Warranties. The representations and warranties of HRB set forth in this Agreement and in any certificate or document delivered pursuant hereto that are qualified by materiality shall be true and correct in all respects and such representations and warranties that are not s o qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) for changes therein contemplated by this Agreement and (iii) for representations and warranties the incurring of which relate to matters that individually or in the aggregate do not represent a Material Adverse Effect with respect to HRB or materially adversely affect the Merger and the other transactions contemplated by this Agreement.

Section 9.2        Performance of Obligations. HRB shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3       Certificate Representing Satisfaction of Conditions. HRB shall have delivered to GFH a certificate of the Chief Executive Officers of HRB dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of HRB under Article 4 of this Agreement.

Section 9.4        HRB Shares. The HRB Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through HRB.

Section 9.5       Tax Opinion. GFH shall have received an opinion of Gaeta & Eveson, P.A., in form and substance reasonably satisfactory to GFH and its counsel, on or before the date on which the Proxy Statement of GFH is to be mailed to holders of GFH Shares and GFH Preferred Shares, to the effect, among o thers, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by GFH or the shareholders of GFH to the extent that they receive HRB Shares in exchange for their GFH Shares and GFH Preferred Shares in the Merger. In rendering its opinion, Gaeta & Eveson, P.A. may require and rely upon representations outlined in letters from GFH and others.

Section 9.6        Fairness Opinion. The Board of Directors of GFH shall have received an opinion from Sandler O’Neill + Partners, L.P. dated as of the date that the GFH Board of Directors approves this Agreement stating that the Exchange Ratio is fair, from a financial point of view, to the shareholders of GFH.

Section 9.7      Opinion of Counsel. GFH shall have received the opinion of Williams Mullen, counsel to HRB, dated the Effective Time to the effect set forth in Exhibit 9.7 hereof.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)          by the mutual consent in writing of the Board of Directors of HRB and GFH; or

(b)          by the Board of Directors of HRB or GFH if the Merger shall not have occurred on or prior to June 30, 2009, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b); or

(c)          by the Board of Directors of HRB or GFH (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of GFH and Section 9.1 in the case of HRB or in breach of any coven ant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of GFH and Section 9.1 of this Agreement in the case of HRB; or

(d)          by the Board of Directors of HRB or GFH (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of GFH and Section 9.1 in the case of HRB or in breach of any coven ant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or

(e)          by the Board of Directors of HRB or GFH in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed w ithin the time limit for appeal, or (ii) the shareholders of GFH or HRB fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at the GFH Meeting, or the HRB Meeting, as applicable, where the transactions were presented to such shareholders for approval and voted upon; or

(f)           by the Board of Directors of HRB or GFH (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of GFH and Section 9.1 in the case of HRB or in breach of an y covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement as the date after which such party may terminate this Agreement; or

(g)         By the Board of Directors of HRB if GFH shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the GFH Meeting or withdrawn, modified or qualified in any manner adverse to HRB such recommendation; (ii) materially breached its obligations under this Agreement by reason of a failure to call the GFH Meeting in accordance with Section 5.4(a) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.4(c); or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide HRB the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement; or

(h)          By GFH if, as permitted under Section 5.5 it enters into a definitive agreement to be acquired by another Person who makes an unsolicited takeover proposal that is a Superior Proposal; or

(i)          By the Board of Directors of GFH if HRB shall have: (i) failed to recommend adoption of the Merger Agreement in connection with the HRB Meeting or withdrawn, modified or qualified in any manner adverse to GFH such recommendation; (ii) materially breached its obligations under this Agreement by reason of a fa ilure to call the HRB Meeting in accordance with Section 5.4(b) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.4(c); or (iii) intentionally and willfully breached (and not cured within thirty (30) after notice thereof) any of its representations, warranties covenants or agreements set forth in this Agreement, which breach would provide GFH the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.1 of this Agreement; or

(j)          By the Board of Directors of HRB (i) if GFH fails to provide Disclosure Schedules that HRB accepts pursuant to Section 1.5(a); or (ii) if, within thirty (30) days of the date of this Agreement, HRB determines, in its sole discretion, that (A) there shall have been any adverse change in the assets, liabilitie s, business, financial condition or prospects of GFH, (B) any event has occurred that could result in an adverse change in the assets, liabilities, business, financial condition or prospects of GFH, or (C) HRB is not satisfied, for any reason, with its continuing diligence investigation of GFH; or

(k)         By the Board of Directors of HRB if: GFH fails to pay off its credit facilities with JPMorgan as set forth in Section 6.11(b) hereof, GFH fails to raise at least $20,000,000 pursuant to Section 6.11(c) hereof by September 30, 2008, or Gateway Bank fails to qualify as “well capitalized” on September 30, 2 008; or

(l)          By the Board of Directors of GFH if HRB does not extend the loan described in Section 6.11(a) hereof on or before September 30, 2008.

Section 10.2      Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of this Section 10.2, Section 10.5, Section 10.6 and Article 11 of this Agreement shall survive any such termination and abandonment.

Section 10.3     Amendments. To the extent permitted by law, this Agreement and the Plan of Merger may be amended by a subsequent writing signed by each of HRB and GFH.

Section 10.4      Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, HRB, on the one hand, and GFH, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5     Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by HRB or GFH shall not survive the Effective Time of Merger, except that any representation, warranty or agreement in any agreement, contract, report , opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than HRB or GFH (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of HRB or GFH contained herein shall be deemed to be terminated or extinguished so as to deprive HRB on the one hand, and GFH, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that HRB or GFH and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

Section 10.6	Termination Fee; Expenses; Exclusive Remedy.

(a)         GFH shall pay HRB, by wire transfer the sum of $3,300,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)           if HRB terminates this Agreement pursuant to Section 10.1(g), then GFH shall pay the Termination Fee on the business day following such termination; or

(ii)          if (A) HRB terminates this Agreement pursuant to Section 10.1(e)(ii) due to the failure of the shareholders of GFH to approve this Agreement at the GFH Meeting, (B) after the date of this Agreement and at or before the date of the GFH Meeting a takeover proposal shall have been made with resp ect to GFH, and (C) GFH shall enter into an agreement with respect to any takeover proposal within one (1) hear of the date of such shareholder meeting, then GFH shall pay the Termination Fee on the day it enters into such agreement with respect to such takeover proposal;

(b)         If GFH terminates this Agreement pursuant to Section 10.1(h), then GFH shall pay HRB the Termination Fee, by wire transfer, on the business day following such termination.

(c)         If GFH terminates this Agreement pursuant to Section 10.1(i), then HRB shall pay GFH the Termination Fee, by wire transfer, on the business day following such termination.

(d)         If any Support Agreement signed by directors of GFH is materially breached and the shareholders of GFH fail to approve this Agreement and the Merger, then GFH shall pay HRB the Termination Fee, by wire transfer, on the business day following the failure of the GFH shareholders to approve this Agreement and th e Merger.

(e)         If either party fails to pay all amounts due the other party under Sections 10.6(a), (b), (c) or (d), as applicable, on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding taken by it to collect such unpaid amounts.

(f)          If this Agreement is terminated by either party under Section 10.1(c) or Section 10.1(d), then the other party shall reimburse such party for their reasonable out of pocket costs incurred on or after September 1, 2008 that are directly related to the proposed Merger.

(g)          Except as provided in Sections 10.6(a), (b), (c), (d), (e) and (f), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(h)          The termination fees and expenses set forth in this Section 10.6 shall be the sole and exclusive remedies available to any party against any other party for any claims under or based upon this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1      Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, HRB shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a HRB Subsidiary in the place of HRB prior to the Merger, whereby such HRB Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by GFH’s shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of GFH’s shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 11.2	Definitions; Rules of Construction.

(a)           Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Act” shall mean the Federal Deposit Insurance Act.

“Additional GFH Preferred Shares” means an additional series of preferred stock of GFH with a dividend rate of twelve percent (12%) per annum that otherwise has identical rights, preferences and limitations, to the Series A GFH Preferred Shares.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity of voting interest of such person or (iii) any other persons for which a person described in cl ause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank of Hampton Roads” means Bank of Hampton Roads, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of HRB.

“Closing” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Code” shall have the meaning set forth in the first recital to this Agreement.

“Condition” with respect to any Person shall mean its business, assets, operation, financial condition or results of operations.

“Consent” shall mean a consent, approval or authorization; waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Control” with respect to any Person shall mean ownership or the power to vote twenty-five percent (25%) or more of any class of voting security or the power to exercise, directly or indirectly, a controlling influence over its management or policies.

“Derivative Contracts” shall have the meaning set forth in Section 3.23 of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Effective Time of the Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Environmental Law” means any applicable federal, state or local law, statute, including, but without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Exchange Agent” shall mean the Registrar and Transfer Company.

“Exchange Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Exchange Ratio” means the fraction a HRB Share that is issued for an GFH Share pursuant to Section 2.1(a) hereof.

“Financial Statements of GFH” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Financial Statements of HRB” shall have the meaning set forth in Section 4.3 of this Agreement.

“Gateway Bank” means Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in eastern North Carolina and eastern Virginia and a wholly-owned subsidiary of GFH.

“GFH” shall have the meaning set forth in the preamble to this Agreement.

“GFH Certificate” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“GFH Preferred Certificate” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“GFH Meeting” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“GFH SEC Documents” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“GFH Shares” shall mean the common stock, no par value per share, of GFH.

“GFH Preferred Shares” shall mean (i) the Series A GFH Preferred Shares, and (ii) the Additional GFH Preferred Shares.

“GFH Stock Option” shall have the meaning set forth in Section 2.6 of this Agreement.

“GFH Stock Option Plans” shall mean the Gateway Financial Holdings, Inc. 1999 Incentive Stock Option Plan, Gateway Financial Holdings, Inc. 1999 Nonstatutory Stock Option Plan, Gateway Financial Holdings, Inc. 2001 Nonstatutory Stock Option Plan, Gateway Financial Holdings, Inc. 2005 Omnibus Stock Ownership and Long Term Incentive Plan and the Gateway Financial Holdings, Inc. BOR 1999 Stock Option Pla n (formerly The Bank of Richmond, N.A. Stock Option Plan).

“Hazardous Material” means any substance that is or becomes listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous or otherwise regulated under any Environmental Law and any substance to which exposure is regulated by any governmental authority or any Environmental Law, including, without limitation, asbestos and asbestos containing material and petroleum and any frac tion or derivative thereof.

“HIPAA” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“HRB” shall have the meaning set forth in the preamble to this Agreement.

“HRB Average Price” shall mean the average of the daily closing prices of HRB Shares on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on the fifth (5th) day before the Closing Date; provided that for any trading day within such ten (10) day period there are no trades of HRB Shares, then the closing price on any such day shall be deemed to be the closing price on the immediately preceding day on which HRB Shares traded.

“HRB Intangibles” shall have the meaning set forth in Section 4.28(a)(i) of this Agreement.

“HRB SEC Documents” shall have the meaning set forth in Section 4.3(f) of this Agreement.

“HRB Preferred Shares” shall mean (i) the Series A HRB Preferred Shares and (ii) the Series B HRB Preferred Shares.

“HRB Shares” shall mean the common stock, par value $0.625 per share, of HRB.

“HRB Subsidiaries” shall have the meaning set forth in Section 4.1(a)(iii) of this Agreement.

“HRB Third Party Intellectual Property” shall have the meaning set forth in Section 4.28(b) of this Agreement.

“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade name s, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).< /font>

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such f act or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has since January 1, 2007 served, as a director or executive officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Litigation Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“Loan Property” means any property owned by GFH or HRB, as applicable, or in which GFH or HRB, as applicable, holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” with respect to a party hereto shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, or business of such party, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a ) actions and omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (c) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (d) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (e) changes in general economic conditions affecting banks and their holding companies generally, including changes in the prevailing level of interest rates.

“Merger” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” means the number of whole HRB Shares, plus cash in lieu of any fractional share interest, pursuant to the provisions of Article 2 hereof.

“OREO Reserve” shall have the meaning set forth in Section 3.4 of this Agreement.

“PBGC” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Participation Facility” means any facility in which either GFH or HRB, as applicable has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility, “Participation in the Management” of a facility has the meaning set forth in 40 CFR §300.1100(c).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Proxy Statement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “Justice Department”), the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), and Virginia State Corporation Commission and all other state regulatory agenci es having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the “SEC”).

“Securities Act” shall have the meaning set forth in Section 3.3(f) of this Agreement.

“Series A HRB Preferred Shares” shall have the meaning given to that term in Section 1.6 hereof.

“Series A GFH Preferred Shares” means the Series A preferred stock, no par value per share, of GFH, issued and outstanding as of the date hereof pursuant to the amendment to GFH’s articles of incorporation filed on December 28, 2007 with the North Carolina Secretary of State issued and outstanding as of the date hereof.

“Series B HRB Preferred Shares” shall have the meaning given to that term in Section 1.6 hereof.

“Series A Preferred Exchange Ratio” means the number of HRB Preferred Shares that are issued for a Series A GFH Preferred Share pursuant to Section 2.1(b)(i) hereof.

“Series B Preferred Exchange Ratio” means the number of HRB Preferred Shares that are issued for an Additional GFH Preferred Share pursuant to Section 2.1(b)(ii) hereof.

“Shore Bank” means Shore Bank, a commercial bank charted under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of HRB.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at le ast a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly through one or more other Subsidiaries of such Person.

“Superior Proposal” shall mean an unsolicited acquisition proposal received by GFH at any time prior to the GFH Meeting that would, if consummated, result in a transaction that is more favorable to GFH’s shareholders from a financial point of view than the Merger.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Transaction,” for purposes of Section 10.6(a), shall mean a merger, share exchange, sale of assets, sale of stock or other combination or plan of liquidation involving GFH or its shareholders and any other Person, regardless of which Person is the surviving entity.

(b)         The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement and any reference to a particular section of this Agreement shall include all subsections thereof.

(c)	The words “party” and “parties” shall refer to GFH, HRB.

(d)         Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(e)         Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States of America.

Section 11.3      Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between HRB and GFH with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.4     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to GFH:

Gateway Financial Holdings, Inc.

1580 Laskin Road

Virginia Beach, Virginia 23351

Attention: D. Ben Berry

with a copy to:

Gaeta & Eveson, P.A.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

Attention: Anthony Gaeta, Jr., Esq.

Fax: (919) 518-2146

If to HRB, then to:

Hampton Roads Bankshares, Inc.

Bank of Hampton Roads

999 Waterside Drive, Suite 200

Norfolk, Virginia 23510

Attention: Jack W. Gibson

Bus Fax: 757.217.3656

with a copy to:

Williams Mullen

999 Waterside Drive, Suite 1700

Norfolk, Virginia 23510-3303

Attention: William A. Old, Jr.

Fax: 757.629.0660

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed conf irmation.

Section 11.5     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions c ontained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.6     Costs and Expenses. Except as provided herein, expenses incurred by GFH on the one hand and HRB on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

Section 11.7     Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sect ions or paragraphs to which they refer.

Section 11.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.9     Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent o f the other parties is first obtained (other than by HRB to another affiliate of HRB).

Section 11.10   Exhibits and Schedules. Each of the exhibits, the Disclosure Schedules (upon acceptance by HRB pursuant to Section 1.5) and the HRB Schedules (upon acceptance pursuant to Section 1.5) attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11   Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12   Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13  Subsidiaries. Unless a different meaning is expressly required, each representation or warranty of a party contained herein shall be construed to apply to such party and its subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

HRB:

HAMPTON ROADS BANKSHARES, INC.

By: /s/ Jack W. Gibson
Jack W. Gibson

Its Chief Executive Officer

ATTEST:

By: /s/ Tiffany K. Glenn
Its Secretary

[CORPORATE SEAL]

GFH:

GATEWAY FINANCIAL HOLDINGS, INC.

By: /s/ D. Ben Berry
D. Ben Berry
Its Chief Executive Officer

ATTEST:

By: /s/ Wendy W. Small
Its Secretary

[CORPORATE SEAL]

EXHIBIT 6.10(a)

GATEWAY FINANCIAL HOLDINGS, INC.

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2008, by and among HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”), and the undersigned shareholder of GFH (the “Shareholder”).

The Shareholder desires that HRB and GFH enter into an Agreement and Plan of Merger, dated as of September 23, 2008, between HRB and GFH (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of GFH with and into HRB (the “Merger”).

The Shareholder and GFH are executing this Agreement as an inducement and condition to HRB entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by HRB of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.          Representations and Warranties. The Shareholder represents and warrants to HRB as follows:

(a)        The Shareholder is the record and/or beneficial owner of the number of GFH Shares and/or GFH Preferred Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any GFH Shares and/or any GFH Preferred Shares.

(b)          This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or by general equitable principles (w hether considered in a proceeding in equity or at law).

(c)         None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust , commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)        The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, c laims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e)        Except for GFH’s engagement of Sandler O’Neill + Partners, L.P., as GFH’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f)         The Shareholder understands and acknowledges that HRB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by HRB.

2.            Voting Agreements. The Shareholder agrees with, and covenants to, HRB as follows:

(a)         At any meeting of shareholders of GFH called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought ( collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the Merger Agreement, and the approval of the terms thereof and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions and agrees that he will not exercise any dissenters rights (in connection with any GFH Preferred Shares he may own) under Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act. The Shareholder hereby grants HRB an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or “Takeover Proposal” as defined in Section 5.5 of the Merger Agreement.

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(b)        At any meeting of GFH’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any competing proposals or Takeover Propos al, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GFH, or (ii) any amendment of GFH’s articles of incorporation or bylaws or other proposal or transaction involving GFH, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

(c)        Effective as of the date of the consummation of the Merger, the Shareholder hereby (i) waives any indemnification rights and (ii) covenants not to assert any claim for indemnification to which he may be entitled as a result of having served as an officer or director of GFH or any of its direct or indi rect Subsidiaries (including, but not limited to, Gateway Bank & Trust Co.) with respect to acts, omissions or any other matter occurring or arising on or prior to the consummation of the Merger, whether asserted or claimed prior to at or after the consummation of the Merger. Shareholder will indemnify HRB against any liability or expense HRB incurs as a result of any breach by Shareholder of this Section 2(c).

3.	Covenants. The Shareholder agrees with, and covenants to, HRB as follows:

(a)        The Shareholder shall not without HRB’s prior written consent in each instance (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or t ransfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to HRB pursuant to the Merger Agreement; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to HRB, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant t o the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to HRB a counterpart to this Agreement in form and substance satisfactory to HRB.

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(b)        In connection with the Merger and pursuant to Section 2.1 of the Merger Agreement, each of Shareholder’s (i) GFH Shares shall be exchanged for cash or shares of HRB Shares and (ii) GFH Preferred Shares shall be exchanged for shares of HRB Preferred Shares subject to adjustment as provided in the Merger Agreement.

(c)        Except as specifically permitted by Section 5.5 of the Merger Agreement solely in such Shareholder’s capacity as a director of GFH (unless Shareholder is not a director), the Shareholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Share holder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction.

(d)        The Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of GFH should not support the Merger. If Shareholder is a director, the limitations in this Section 3(d) shall not limit in any way the duties and obligations of the Shareholder in his capacity as a member of the board of directors of GFH or the Shareholder’s ability to freely exercise his good faith business judgment in the context of GFH board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of GFH that is only open or made available to (i) members of the board of GFH or its subsidiary bank, (ii) GFH’s legal advisors, (iii) executive officers of GFH or its subsidiary bank, (iv) representatives of Sandler O’Neill + Partners, L.P., and (v) other persons owing duties of confidentiality to GFH.

4.          No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to HRB are not irrevocable, and that any such proxies or voting rig hts are hereby irrevocably revoked.

5.          Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of GFH affecting the GFH Shares and/or GFH Preferred Shares, or the acquisition of additional GFH Shares and/or GFH Preferred Shares (including pursuant to the exercise or exchange of any GFH Stock Options) or other voting securities of GFH by any shareholder, the number of GFH Shares and/or GFH Preferred Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder

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shall attach to any additional GFH Shares, GFH Preferred Shares or other voting securities of GFH issued to or acquired by the Shareholder.

6.          Stop Transfer. GFH agrees with, and covenants to, HRB that GFH shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional GFH Shares or GFH Preferred Shares acquired by the S hareholder and pursuant to any GFH Stock Options, unless such transfer is made to HRB or otherwise in compliance with this Agreement. The Shareholder agrees that, upon the request of HRB at any time, the Shareholder will tender to GFH any and all certificates and instruments representing such Shareholder’s Shares and GFH Stock Options and GFH will prominently inscribe upon such certificates the following legend in substantially the following form:

THE SHARES OF [COMMON OR PREFERRED] STOCK OF GATEWAY FINANCIAL HOLDINGS, INC. REPRESENTED BY THIS CERTIFICATE OR HEREAFTER ACQUIRED IN RESPECT OF SUCH SHARES ARE SUBJECT TO A SUPPORT AGREEMENT WITH HAMPTON ROADS BANKSHARES, INC. DATED AS OF SEPTEMBER __, 2008, AND NONE OF SUCH SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, EXCEPT IN ACCORD ANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF GATEWAY FINANCIAL HOLDINGS, INC.

7.          Further Assurances. The Shareholder shall, upon request of HRB and at HRB’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by HRB to be necessary or desirable to carry out the provisions hereof and to vest in HRB the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8.          Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in a ccordance with its terms, in which event the provisions of this Agreement shall terminate.

9.	Capacity; Obligations to Vote.

(a)         This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of GFH or any actions related thereto. The term “Shareholder’s Shares” shall not include any GFH securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities.

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(b)        The parties hereto agree that, notwithstanding the provisions contained in Section 2 hereof, the Shareholder shall not be obligated to vote as required in Sections 2(a) and 2(b) of this Agreement in the event that HRB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

10.	Miscellaneous.

(a)         Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)        All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to HRB or GFH, to the addresses set forth in Section 11.4 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)        The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e)        This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify the Merger Agreement or supersede any other agreement entered into as part of the Merger Agreement or thereafter.

(f)         This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

(g)        This Agreement shall be binding upon and inure to the benefit of HRB, GFH and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided Shareholder may not transfer or assign any rights or interests in the Shares, except to HRB or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by

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GFH or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h)        The Shareholder agrees that irreparable damage would occur and that HRB would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees th at any breach or threatened breach of this Agreement will result in irreparable damage to HRB and its subsidiaries and that HRB and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the Commonwealth of Virginia in the event any dispute arises out of thi s Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court

(i)         If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the appli cation thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)           No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following page]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.

By:_______________________________

Name:_________________________
Title:__________________________

GATEWAY FINANCIAL HOLDINGS, INC.

By:_______________________________

Name:_________________________
Title:__________________________

SHAREHOLDER

Name:  ___________________________

Address:__________________________ __________________________ __________________________

Number of Shares Beneficially Owned and Capacity of Ownership:

_______________________________________

_______________________________________

_______________________________________

EXHIBIT A

EXHIBIT 6.10(b)

HAMPTON ROADS BANKSHARES, INC.

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2008, by and among HAMPTON ROADS BANKSHARES, INC., a Virginia corporation (“HRB”), GATEWAY FINANCIAL HOLDINGS, INC., a North Carolina corporation (“GFH”), and the undersigned shareholder of HRB (the “Shareholder”).

The Shareholder desires that HRB and GFH enter into an Agreement and Plan of Merger, dated as of September 23, 2008, between HRB and GFH (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the merger of GFH with and into HRB (the “Merger”).

The Shareholder and HRB are executing this Agreement as an inducement and condition to GFH entering into, executing and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the execution and delivery by GFH of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.          Representations and Warranties. The Shareholder represents and warrants to GFH as follows:

(a)        The Shareholder is the record and/or beneficial owner of the number of HRB Shares and/or HRB Preferred Shares (“Shareholder’s Shares”) set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder is not the record or beneficial owner of any HRB Shares and/or any GFH Preferred Shares.

(b)          This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or by general equitable principles (whether considered in a proceeding in equity or at law).

(c)         None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust , commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)        The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto and which will be satisfied and released at Closing.

(e)        The Shareholder understands and acknowledges that GFH is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by GFH.

2.            Voting Agreements. The Shareholder agrees with, and covenants to, GFH as follows:

(a)         At any meeting of shareholders of HRB called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought ( collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the Merger Agreement, and in favor of the approval of the terms thereof and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants GFH an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions.

(b)        At any meeting of HRB’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against any amendment of HRB’s articles of incorporation or bylaws or other proposal or transaction involving HRB, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

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3.	Covenants. The Shareholder agrees with, and covenants to, HRB as follows:

(a)        The Shareholder shall not without GFH’s prior written consent in each instance (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to GFH a counterpart to this Agreement in form and substance satisfactory to HRB.

(b)        The Shareholder shall not make any statement, written or oral, to the effect that he does not support the Merger or that other shareholders of HRB should not support the Merger. If Shareholder is a director, the limitations in this Section 3(d) shall not limit in any way the duties and obligations of the Shareholder in his capacity as a member of the board of directors of HRB or the Shareholder’s ability to freely exercise his good faith business judgment in the context of HRB board meetings, board deliberations and board resolutions, whether by written consent or otherwise; provided, however, the Shareholder agrees to not make any statement described in the first sentence of this paragraph unless such statement is made in the context of a meeting of, or communications among, the board of directors of HRB that is only open or made available to (i) members of the board of HRB or its subsidiary bank, (ii) HRB’s legal advisors, (iii) executive officers of HRB or its subsidiary bank, (iv) representatives of McKinnon & Company and (v) other persons owing duties of confidentiality to HRB.

4.          No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to GFH are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.          Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the

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capital structure of HRB affecting the HRB Shares and/or HRB Preferred Shares, or the acquisition of additional HRB Shares and/or HRB Preferred Shares (including pursuant to the exercise or exchange of any HRB stock options) or other voting securities of HRB by any shareholder, the number of HRB Shares and/or HRB Preferred Shares subject to the terms of this Agreement shall be adjusted appropriately; and this Agreement and the obligations hereunder shall attach to any additional HRB Shares, HRB Preferred Shares or other voting securities of HRB issued to or acquired by the Shareholder.

6.           Stop Transfer. HRB agrees with, and covenants to, GFH that HRB shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional HRB Shares or HRB Preferred Shares acquired by the Shareholder pursuant to any HRB stock options, unless such transfer is made to GFH or otherwise in compliance with this Agreement.

7.          Further Assurances. The Shareholder shall, upon request of GFH and at GFH’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by GFH to be necessary or desirable to carry out the provisions hereof and to vest in GFH the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

8.          Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

9.	Capacity; Obligations to Vote.

(a)         This Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shareholder’s Shares and shall not affect or prevent the exercise by such Shareholder of his responsibilities as a director or officer of HRB or any actions related thereto. The term “Shareholder’s Shares” shall not include any HRB securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his fiduciary responsibility in respect of any such securities.

(b)        The parties hereto agree that, notwithstanding the provisions contained in Section 2 hereof, the Shareholder shall not be obligated to vote as required in Sections 2(a) and 2(b) of this Agreement in the event that GFH is in material default with respect to any of its covenants, representations, warranties or agreements contained in the Merger Agreement.

10.	Miscellaneous.

(a)         Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other

4

genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)        All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to HRB or GFH, to the addresses set forth in Section 11.4 of the Merger Agreement; and (ii) if to the Shareholder, to his address shown below his signature on the last page hereof.

(c)        The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e)        This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify the Merger Agreement or supersede any other agreement entered into as part of the Merger Agreement or thereafter.

(f)         This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the applicable conflicts of laws principles thereof.

(g)        This Agreement shall be binding upon and inure to the benefit of HRB, GFH and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives; provided that Shareholder may not transfer or assign any rights or interests in the Shares, except as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by GFH or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(h)        The Shareholder agrees that irreparable damage would occur and that GFH would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to GFH and its subsidiaries and that GFH and any of its Subsidiaries shall be entitled to exercise all rights and

5

remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court

(i)         If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j)           No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following page]

6

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.

By:_______________________________

Name:_________________________
Title:__________________________

GATEWAY FINANCIAL HOLDINGS, INC.

By:_______________________________

Name:_________________________
Title:__________________________

SHAREHOLDER

Name:  ___________________________

Address:__________________________ __________________________ __________________________

Number of Shares Beneficially Owned and Capacity of Ownership:

_______________________________________

_______________________________________

_______________________________________

EXHIBIT A